UNITED STATES
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WASHINGTON, D.C. 20549
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SEC 1913 (3–99)

PROXY STATEMENT
AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
2019

Tuesday, April 16, 2019 at 8:00 a.m. CDT
325 North LaSalle
Chicago, Illinois

OUR COMPANY

Whirlpool Corporation is the leading major appliance manufacturer in the world*, with approximately $21 billion in annual sales, 92,000 employees and 65 manufacturing and technology research centers in 2018. We manufacture products in 14 countries and market products in nearly every country in the world. We have received worldwide recognition for accomplishments in a variety of business and social efforts, including leadership, diversity, innovative product design, business ethics, social responsibility and community involvement.

Our leading portfolio of brands includes *Whirlpool, Maytag, KitchenAid, Consul, Brastemp,* and *Indesit*. Our brand portfolio remains at the forefront of delivering the very best consumer experiences. Rapid advances in the digital world drive increased opportunities for our brands and products as we continue to maximize efficiencies, expand interaction with consumers, and provide brand and service leadership.

OUR VALUES

From the beginning, Whirlpool has been committed to upholding our values of Respect, Integrity, Diversity and Inclusion, Teamwork and the Spirit of Winning. These values form the moral compass of everything we do at Whirlpool and drive and reinforce a culture that inspires exemplary actions to earn and maintain the trust of stakeholders, employees, and the community. "There is no right way to do a wrong thing" guides our business and operating principles. We are committed to the highest standards of ethical and legal conduct and have created an environment where open and honest communications are the expectation, not the exception.

Our recently refreshed code of ethics, or Integrity Manual, defines Whirlpool's principles for ethical business conduct, and requires strict adherence to all laws and regulations applicable to our business. The refreshed Integrity Manual is a more modernized, comprehensive, principles- and values-based guide that we believe will provide a strong foundation for continued enhancement of our strong culture of integrity. Our Integrity Manual is posted on our website: www.whirlpoolcorp.com (scroll to the bottom of the main page and click on "Policies," then on "Integrity Manual").

OUR PEOPLE

We know the dedication and talent of our employees is the reason we're invited into homes across the globe. Our collaborative and cross-functional teams, diversity of thought, and inclusive culture create an environment where our people can do their best work every day. We've become industry leaders by attracting, developing, and retaining talented people who believe that improving lives and making a difference matters.

With a commitment to reaching extraordinary levels of performance that build on our Company's rich legacy and drive to achieve outstanding results for our stakeholders, our team of employees is the determining factor in our continued success. Together, we continue the legacy of long-term value creation for our shareholders while improving the lives of our consumers throughout the world.

Our commitment to caring for our employees, customers, communities and the planet is unwavering. This is how we earn trust, for today and future generations.

*Based on most recently available publicly reported annual revenues for leading appliance manufacturers.

WHIRLPOOL CORPORATION Global Headquarters 2000 North M-63 Benton Harbor, Michigan 49022-2692

To Our Stockholders:
It is my pleasure to invite you to attend the 2019 Whirlpool Corporation annual meeting of stockholders to be held on Tuesday, April 16, 2019, at 8:00 a.m., Chicago time, at 325 North LaSalle, Chicago, Illinois.
At the meeting, stockholders will vote on the matters set forth in the formal notice of the meeting that follows on the next page. In addition, we will discuss Whirlpool's 2018 performance and the outlook for this year, and we will answer your questions.
We have included with this booklet an annual report containing important financial and other information about Whirlpool.
We are pleased to once again furnish proxy materials to our stockholders via the Internet. We believe this approach provides our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.
Your vote is important. We urge you to please vote your shares now whether or not you plan to attend the meeting. You may revoke your proxy at any time prior to the proxy being voted by following the procedures described in this booklet.
Your vote is important and much appreciated!
MARC R. BITZER
Chairman of the Board
and Chief Executive Officer
March 1, 2019

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

The 2019 annual meeting of stockholders of WHIRLPOOL CORPORATION will be held at 325 North LaSalle, Chicago, Illinois, on Tuesday, April 16, 2019, at 8:00 a.m., Chicago time, for the following purposes:

1.	To elect 13 persons to Whirlpool's Board of Directors;

2.	To approve, on an advisory basis, Whirlpool's executive compensation;

3.	To ratify the appointment of Ernst & Young LLP as Whirlpool's independent registered public accounting firm for 2019; and

4.	To transact such other business as may properly come before the meeting.
A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to April 16, 2019, at Whirlpool's Global Headquarters, 2000 North M-63, Benton Harbor, Michigan 49022-2692.

By Order of the Board of Directors
BRIDGET K. QUINN
Assistant General Counsel and Corporate Secretary
March 1, 2019

PROXY SUMMARY
This summary highlights information contained elsewhere in the proxy statement. This summary provides an overview and is not intended to contain all the information that you should consider before voting. We encourage you to read the entire proxy statement for more detailed information on each topic prior to casting your vote.
GENERAL INFORMATION

Meeting: Annual Meeting of Stockholders
Date: Tuesday, April 16, 2019
Time: 8:00 a.m., Chicago time
Location: 325 N. LaSalle, Chicago, Illinois
Record Date: February 19, 2019
Stock Symbol: WHR
Exchange: NYSE & CHX
Common Stock Outstanding as of the Record Date: 63,621,219 shares
Registrar & Transfer Agent: Computershare Trust Company, N.A.
Corporate Website: www.whirlpoolcorp.com

2018 COMPANY PERFORMANCE HIGHLIGHTS *

GAAP net earnings per share were $(2.72) and ongoing (non-GAAP) earnings per share were a record $15.16 in 2018, as we overcame 200 bps in significant cost and currency challenges.  We reported cash provided by operating activities of $1.2 billion and free cash flow of $853 million for full-year 2018, with free cash flow improving compared to prior year.  And we returned a record $1.5 billion in cash to stockholders.

Record ongoing earnings per share of $15.16	Free cash flow of $853 million, an improvement compared to prior year	Returned $1.5 billion in cash to stockholders

*See page 24 for details of the Company's results for the 2018 fiscal year. Please also see Annex A for a reconciliation of non-GAAP financial measures.

The proxy statement and annual report are available at www.proxyvote.com.

i

OVERVIEW OF VOTING MATTERS

Board recommendation
Item 1: Election of Directors (page: 6)	FOR each nominee
You are being asked to vote on the election of 13 Directors. The Corporate Governance and Nominating Committee believes that these nominees possess the experience and qualifications to provide sound guidance and oversight to the Company's management. Directors are elected by majority vote for a term of one year.

Item 2: Advisory Vote to Approve Executive Compensation (page: 63)	FOR
You are being asked to approve, on an advisory basis, the compensation of the Company's Named Executive Officers for 2018.
Item 3: Ratification of the Appointment of Ernst & Young LLP (page: 68)	FOR
You are being asked to ratify the Audit Committee's appointment of Ernst & Young LLP as Whirlpool's Independent Registered Public Accounting Firm for 2019.

CORPORATE GOVERNANCE HIGHLIGHTS
For more information about the Company's corporate governance policies, please refer to the Board of Directors and Corporate Governance section beginning on page 11 of the proxy statement.

•	Proxy Access
•	Majority Voting in Director Elections
•	Board Refreshment (Three New Independent Directors in Three Years)
•	Annual Director Elections
•	Independent Presiding Director
•	Shareholder Engagement
•	Global Code of Ethics

DIRECTOR NOMINEES
Additional details about each of the director nominees can be found beginning on page 6.

Name * indicates Independent Director	Samuel Allen *	Marc Bitzer	Greg Creed *	Gary DiCamillo *	Diane Dietz *	Gerri Elliott *	Michael Johnston *	John Liu *	James Loree *	Harish Manwani *	William Perez *	Larry Spencer *	Michael White *
Age	65	54	61	68	53	62	71	50	60	65	71	65	67
Director since	2010	2015	2017	1997	2013	2014	2003	2010	2017	2011	2009	2016	2004
Committee Membership (# of meetings in 2018)
Audit Committee (8)				X		X	X	X	X				Chair
Human Resources Committee (5)	X		X		X		Chair			X	X
Finance Committee (2)			X	X		X		X			Chair	X
CG&N Committee (3)	Chair				X				X	X		X	X

TENURE, EXPERIENCE, AND DIVERSITY

Our Board of Directors reflects an effective mix of business expertise, company knowledge, and diverse perspectives.

COMPENSATION HIGHLIGHTS
The Compensation Discussion & Analysis (CD&A) section beginning on page 24 includes the following highlights:

What we do:	What we don't do:
✓ Pay for performance	X Allow hedging or pledging
✓ Robust executive stock ownership guidelines	X Gross up for excise taxes
✓ “Double trigger” change in control	X Reprice stock options
✓ Claw-back policies for all variable pay	X Grant RSUs that pay dividends/equivalents prior to vesting

OUR COMPENSATION PHILOSOPHY: PAY FOR PERFORMANCE

The Company employs a pay-for-performance philosophy which provides that compensation should be incentive-driven, a significant portion of pay should be performance-based, compensation should be linked to the drivers of long-term stockholder value, and compensation should be tied to business results and individual performance. The majority of 2018 CEO and NEO target compensation consisted of at-risk pay, as demonstrated in the table below.

2018 EXECUTIVE COMPENSATION SUMMARY

Named Executive Officer	2018 Base Salary ($)	2018 Short-Term Incentive Award ($)	2018 Long-Term Incentive Award Value(1) ($)	2018 TOTAL DIRECT COMPENSATION (2) ($)
Marc R. Bitzer	1,250,000	1,462,500	8,749,813	11,462,313
James W. Peters	641,667	446,405	1,700,694	2,788,766
Jeff M. Fettig	1,050,000	1,146,600	6,299,851	8,496,451
Joseph T. Liotine	641,667	625,625	1,455,855	2,723,147
João C. Brega	589,295	463,042	756,149	1,808,486

1.
Long-Term Incentive Award Value column includes total grant date fair value of Stock Awards and Option Awards. For Messrs. Peters, Liotine and Brega, this column also includes performance cash units earned during the 2016-2018 performance period.

2.
Total Direct Compensation does not include items that are included in the "All Other Compensation" category as disclosed in the Summary Compensation Table on page 43, nor does it include changes in pension benefits. Pension accruals are determined by formula and do not involve a Board or Human Resources Committee decision. Please see the Summary Compensation Table on page 43 for full details.

92% stockholder support for "Say On Pay" resolution at our 2018 Annual Meeting

v

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on April 16, 2019:
This Proxy Statement and the Accompanying Annual Report are Available at: https://investors.whirlpoolcorp.com/financial-information/annual-reports-and-proxy-statements/

Information about the Annual Meeting and Voting

Our 2019 annual meeting of stockholders will be held on Tuesday, April 16, 2019, at 8:00 a.m., Chicago time, at 325 North LaSalle, Chicago, Illinois. This proxy statement contains information about the matters being submitted to a vote of the stockholders. It also gives you information that we are required to provide under U.S. Securities and Exchange Commission rules and which is intended to help you make informed voting decisions.
Why am I receiving these materials?
You received these proxy materials because our Board of Directors (the "Board") is soliciting your proxy to vote your shares at our annual meeting of stockholders. By giving your proxy, you authorize persons selected by the Board to vote your shares at the annual meeting in the way that you instruct. All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder's specific voting instructions.
Why did I receive a Notice Regarding the Availability of Proxy Materials?
As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report (the "Proxy Materials") available to our stockholders electronically via the Internet. On or about March 6, 2019, we intend to mail to our stockholders a notice containing instructions on how to access the Proxy Materials and how to vote their shares online. If you receive a Notice Regarding the Availability of Proxy Materials (a "Notice") by mail, you will not receive a printed copy of the Proxy Materials in the mail unless you specifically request them. Instead, the Notice instructs you on how to review the Proxy Materials and submit your voting instructions over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our Proxy Materials, you should follow the instructions contained in the Notice for requesting such materials.
What is "householding" and how does it affect me?
The Securities and Exchange Commission's rules permit us to deliver a single Notice or set of Proxy Materials to one address shared by two or more of our stockholders. This delivery method is referred to as "householding" and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of Proxy Materials to multiple stockholders who share an address, unless we received contrary instructions prior to the mailing date. If you prefer to receive separate copies of the Notice or Proxy Materials, contact Broadridge Investor Communication Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY, 11717, and we will deliver a separate copy promptly. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices or Proxy Materials for your household, please contact Broadridge at the above phone number or address.

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 1

What does it mean if I receive more than one Notice, proxy card or instruction form?
This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please vote each account over the Internet or by telephone, or sign and return by mail all proxy cards and instruction forms. We encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Computershare Trust Company, N.A., Shareholder Services, at (877) 453-1504; TDD/TTY for hearing impaired: (800) 952-9245 or in writing at P.O. Box 505000, Louisville, KY, 40233-5000. If you hold your shares through a bank or broker, you can contact your bank or broker to request consolidation.
Who can vote on matters presented at the annual meeting?
Stockholders of record of Whirlpool common stock as of the record date, February 19, 2019, are entitled to vote on matters presented at the annual meeting. Each of the approximately 63,621,219 shares of Whirlpool common stock issued and outstanding as of that date is entitled to one vote.
What is the difference between holding stock as a stockholder of record and as a beneficial owner?
If your shares are registered in your name with Whirlpool's transfer agent, Computershare Trust Company, N.A., you are the "stockholder of record" of those shares. If your shares are held in a stock brokerage account, bank or other holder of record, you are considered the "beneficial owner" of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.
How do I vote my shares?
You may attend the annual meeting and vote your shares in person if you are a record holder. If you are a beneficial owner, you may obtain a legal proxy from your broker, bank, or other holder of record, attend the annual meeting, and vote your shares in person. You may vote without attending the annual meeting by granting a proxy for shares of which you are the stockholder of record, or by submitting voting instructions to your broker or nominee for shares that you hold beneficially in street name. In most cases, you will be able to do this by Internet or telephone, or by mail if you received a printed set of Proxy Materials.

•
By Internet - If you have Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received a printed set of Proxy Materials by mail, by following the instructions provided with your Proxy Materials and on your proxy card or voting instruction card.

•
By Telephone - If you have Internet access, you may obtain instructions on voting by telephone by following the Internet access instructions provided in the Notice. If you received a printed set of Proxy Materials, your proxy card or voting instruction card will provide instructions to vote by telephone.

•
By Mail - If you received a printed set of Proxy Materials, you may submit your proxy by mail by signing your proxy card if your shares are registered in your name or by following the voting instructions provided by your broker, nominee or trustee for shares held beneficially in street name, and mailing it in the enclosed envelope.

A Notice cannot be used to vote your shares. The Notice does, however, provide instructions on how to vote by Internet, or by requesting and returning a paper proxy card or voting instruction card.

2 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

What if I submit my proxy or voting instructions, but do not specify how I want my shares to be voted?
If you are a stockholder of record and you do not specify how you want to vote your shares on your signed proxy card or by Internet or telephone, then the proxy holders will vote your shares in the manner recommended by the Board for all matters presented in this proxy statement and as they determine in their discretion with respect to other matters presented for a vote at the annual meeting. If you are a beneficial owner and you do not give specific voting instructions, the institution that holds your shares may generally vote your shares on routine matters, but may not vote your shares on non-routine matters. If you do not give specific voting instructions to the institution that holds your shares with respect to a non-routine matter, the institution will inform the inspector of election that it does not have authority to vote on this matter with respect to your shares. This is called a broker non-vote. The only routine matter included in this proxy statement is the ratification of the appointment of Ernst & Young LLP as Whirlpool's independent registered public accounting firm for 2019.
What if other business comes up at the annual meeting?
If any nominee named herein for election as a director is not available to serve, the accompanying proxy will be voted in favor of the remainder of those nominated and may be voted for a substitute nominee. Whirlpool expects all nominees to be available to serve and knows of no matter to be brought before the annual meeting other than those covered in this proxy statement. If, however, any other matter properly comes before the annual meeting, we intend that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.
What if I want to revoke my proxy or change my vote?
If you are a stockholder of record, you may revoke your proxy at any time before it is exercised in any of three ways: (1) by submitting written notice of revocation to Whirlpool's Corporate Secretary; (2) by submitting another proxy via the Internet, telephone, or mail that is dated as of a later date and properly signed; or (3) by voting in person at the meeting. You may change your vote by submitting another timely vote by Internet, telephone or mail, or voting in person at the annual meeting. If you are a beneficial owner, you must contact the institution that holds your shares to revoke your voting instructions or change your vote.
What if I hold shares through the Whirlpool 401(k) Retirement Plan?
If you participate in the Whirlpool 401(k) Retirement Plan and hold shares of Whirlpool stock in your plan account as of the record date, you will receive a request for voting instructions from the plan trustee (Vanguard) with respect to your plan shares. If you hold Whirlpool shares outside of the plan, you will vote those shares separately. You are entitled to direct Vanguard how to vote your plan shares. If you do not provide voting instructions to Vanguard by 11:59 p.m. Eastern time on April 11, 2019, the Whirlpool shares in your plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the plan. You may revoke your previously provided voting instructions by submitting either a written notice of revocation or a properly executed proxy dated as of a later date prior to the deadline for voting plan shares.
What should I know about attending the annual meeting?
If you attend, please note that you will be asked to check in at the registration desk and present valid photo identification. If you are a beneficial owner, you will also need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date. If you wish to designate someone as a proxy to attend the annual meeting on your behalf, that person must bring a valid legal proxy containing your signature and printed or typewritten name as it appears in the list of registered stockholders or on your account statement if you are a beneficial owner. Cameras, recording devices, cell phones, and other electronic devices will not be permitted at the meeting other than those operated by Whirlpool or its designees. All bags, briefcases, and packages will need to be checked at the door or will be subject to search.

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 3

Who will count the votes?
Broadridge Investor Communication Solutions, Inc. will act as the independent inspector of election and will certify the voting results.
Will my vote be confidential?
Whirlpool's Board has adopted a policy requiring all votes to be kept confidential from management except when disclosure is made public by the stockholder, required by law, and/or in other limited circumstances.
What is the quorum for the annual meeting?
Stockholders representing at least 50% of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or represented by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for establishing a quorum.
How many votes are needed to approve the proposals?
Item 1 (Election of Directors). For the election of directors (provided the number of nominees does not exceed the number of directors to be elected), each director nominee must receive the majority of the votes cast with respect to that director nominee (number of votes cast "for" a director nominee must exceed the number of votes cast "against" that director nominee).
Item 2 (Advisory Vote to Approve Whirlpool's Executive Compensation). The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve Whirlpool's named executive officer compensation.
Item 3 (Ratification of Ernst & Young LLP). The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the ratification of Ernst & Young LLP as Whirlpool's independent registered public accounting firm.
Other Business. The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve any other matter that may properly come before the meeting.
How are abstentions and broker non-votes treated?
Abstentions will have no effect on Item 1. Abstentions will be treated as being present and entitled to vote on Items 2 and 3, and therefore, will have the effect of votes against such proposals. If you do not provide your broker or other nominee with instructions on how to vote your shares held in street name, your broker or nominee will not be permitted to vote them on non-routine matters, such as Items 1 and 2, which will result in a broker non-vote. Shares subject to a broker non-vote will not be considered entitled to vote with respect to Items 1 and 2, and will not affect the outcome on those Items. We encourage you to provide instructions to your broker regarding how to vote your shares.
Who will pay for this proxy solicitation?
Whirlpool will pay the expenses of the solicitation of proxies. We expect to pay fees of approximately $14,500 plus certain expenses for assistance by D.F. King & Co., Inc. in the solicitation of proxies. Proxies may be solicited by directors, officers, Whirlpool employees, and by D.F. King & Co., Inc. , personally and by mail, telephone or other electronic means.

4 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

How do I submit a stockholder proposal for the 2020 annual meeting?
Our annual meeting of stockholders is generally held on the third Tuesday in April. Any stockholder proposal that you intend to have us include in our proxy statement for the annual meeting of stockholders in 2020 must be received by the Corporate Secretary of Whirlpool at corporate_secretary@whirlpool.com by November 7, 2019, and must otherwise comply with the Securities and Exchange Commission's rules in order to be eligible for inclusion in the proxy statement and proxy form relating to this meeting. Other proposals must be received by the Corporate Secretary of Whirlpool personally, by registered or certified mail by January 22, 2020, and must satisfy the procedures set forth in Whirlpool's by-laws to be considered at the 2020 annual meeting.
Stockholders may also, under certain circumstances, nominate directors for inclusion in our proxy materials by complying with the requirements in our by-laws. For more information regarding proxy access, please see the next question.

How do I nominate a director using proxy access?

In 2016, our Board adopted a "proxy access" by-law after thoughtful consideration of the appropriate proxy access structure for the Company and engagement with our stockholders. The proxy access by-law allows a stockholder, or a group of up to 20 stockholders, who have held 3% or more of our outstanding shares continuously for at least three years to nominate and include in the Company's proxy materials director nominees constituting up to the greater of two individuals or 20% of our Board, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in Article II, Section 13 of our by-laws.
To be included in the proxy materials for our 2020 annual meeting of stockholders, we must receive a stockholder's notice to nominate a director under our proxy access by-law between October 8, 2019 and November 7, 2019. Such notice must be delivered to, or mailed to and received by, the Corporate Secretary of Whirlpool. The notice must contain the information required by our by-laws, and the stockholder(s) and nominee(s) must comply with the information and other requirements in our by-laws relating to the inclusion of stockholder nominees in our proxy materials.

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 5

Item 1- Election of Directors
Director Nominees

Item 1 – Directors and Nominees for Election as Directors

As the number one major appliance manufacturer in the world, based upon most recently available publicly-reported annual revenue among leading appliance manufacturers, with revenues of approximately $21 billion and sales in nearly every country around the world, we believe our Board should be composed of individuals with experience and demonstrated expertise in many substantive areas that impact our business and align with the Company's strategy. We believe our directors possess the professional and personal qualifications necessary for service on our Board. We have highlighted below the specific qualifications of our directors in relation to our strategy.

Skills and Experience		Relevance to Whirlpool's Strategy
Leadership of Large/Complex Organizations	•	Whirlpool is a large, complex, global company, and directors who have successfully held leadership positions in such organizations possess experience and the ability to drive strong results.
Directors with expertise:		Allen, Bitzer, Creed, DiCamillo, Dietz, Elliott, Johnston, Loree, Manwani, Perez, Spencer, White
Global Business Operations	•
Whirlpool's continued profitable growth depends on strong operational execution in emerging markets and other countries beyond the United States, and global experience aids directors in oversight of our global business and strategy.

Directors with expertise:		Allen, Bitzer, Creed, DiCamillo, Dietz, Elliott, Johnston, Liu, Loree, Manwani, Perez, Spencer, White
International Work Experience	•	Whirlpool sells products in nearly every country throughout the world, and directors with international experience possess unique perspectives on the countries in which we operate.
Directors with expertise:		Allen, Bitzer, Creed, DiCamillo, Dietz, Elliott, Manwani, Perez, Spencer, White
Corporate Strategy/M&A	•
Whirlpool evaluates M&A opportunities to determine if there is a strategic fit, strong value creation potential, and clear execution capacity. Directors with strategy and M&A expertise provide critical insights in evaluating such opportunities.

Directors with expertise:		Allen, Bitzer, DiCamillo, Dietz, Johnston, Liu, Loree, Perez, White
Sales and Trade Management	•
A strong distribution strategy, maintaining excellent relationships, and delivering on our promises to trade customers are key drivers of our profitable growth, and such skills enable directors to provide effective oversight of this aspect of our business.

Directors with expertise:		Allen, Bitzer, Creed, DiCamillo, Dietz, Elliott, Loree, Manwani, Perez, Spencer, White
Product Development	•	Product leadership is key to our growth and success, and directors with this expertise provide development strategy and process insights.
Directors with expertise:		Allen, Bitzer, Creed, DiCamillo, Dietz, Johnston, Loree, Spencer, White
Innovation, Technology and Engineering	•	Whirlpool is committed to industry-leading and consumer-relevant innovation, and directors with this experience provide unique perspectives on our innovation strategy and execution.
Directors with expertise:		Allen, Bitzer, DiCamillo, Dietz, Elliott, Johnston, Loree, Spencer, White
Global Supply Chain, Manufacturing, Logistics	•	Whirlpool is focused on maintaining the best cost structure in the industry, and directors with this experience provide oversight of our manufacturing and logistics strategies.
Directors with expertise:		Allen, Bitzer, DiCamillo, Dietz, Johnston, Loree, Spencer, White
Marketing/Digital Marketing/Branded Consumer Products	•	Brand leadership and enhancing the consumer experience for our branded products are key Whirlpool strategies, and directors with this expertise provide valuable insights.
Directors with expertise:		Bitzer, Creed, DiCamillo, Dietz, Elliott, Loree, Manwani, Perez, White
Accounting, Finance and Capital Structure	•
Whirlpool conducts business throughout the world and engages in complex financial transactions in numerous countries and currencies, and such skills assist our directors in evaluating our capital structure and overseeing our financial reporting.

Directors with expertise:		Allen, Bitzer, DiCamillo, Dietz, Johnston, Liu, Loree, Perez, Spencer, White
Board Practices of Other Major Corporations	•
Whirlpool believes that effective corporate governance is a key to achieving strong results, and that experience on other boards provides our directors with valuable insights on emerging trends and effective governance and oversight.

Directors with expertise:		Allen, Creed, Dietz, Elliott, Johnston, Liu, Loree, Manwani, Perez, White
Legal/Regulatory and Government Affairs	•	Whirlpool regularly faces legal and regulatory issues around the world. Such experience aids directors in overseeing Whirlpool's risk management and compliance in these constantly evolving areas.
Directors with expertise:		Allen, Dietz, Loree, Spencer, White
Human Resources and Development Practices	•	Thoughtful succession planning and talent management are key to ensuring our continued success, and directors with HR and development expertise are adept at assessing our talent pipeline.
Directors with expertise:		Allen, Bitzer, Dietz, Johnston, Loree, Manwani, Perez, Spencer, White

6 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Item 1- Election of Directors
Director Nominees

We currently have 13 directors on the Board. Directors who are elected will serve until our next annual meeting of stockholders and stand for re-election annually. Each of the nominees below has consented to be a nominee named in this proxy statement and to serve if elected. The Board recommends a vote FOR the election of each of the directors nominated below.

SAMUEL R. ALLEN

Mr. Allen, 65, has served as a director since 2010. Mr. Allen has been Chairman and Chief Executive Officer of Deere & Co., a farm machinery and equipment company, since 2010, and a director since 2009. Mr. Allen joined Deere & Co. in 1975 and since that time has held positions of increasing responsibility.

• Committees: Corporate Governance and Nominating (chair); Human Resources

MARC R. BITZER

Mr. Bitzer, 54, has served as Chairman of the Board since January 2019 and a director since 2015. Mr. Bitzer was named President and Chief Executive Officer, Whirlpool Corporation, in October 2017. He previously served as President and Chief Operating Officer from 2015 to 2017. Prior to this role, Mr. Bitzer was Vice Chairman, Whirlpool Corporation, a position he held from 2014 to 2015. Prior to this role, Mr. Bitzer was President of Whirlpool North America and Whirlpool Europe, Middle East and Africa after holding other positions of increasing responsibility since 1999.

GREG CREED

Mr. Creed, 61, has served as a director since 2017. Mr. Creed has been Chief Executive Officer of Yum! Brands, Inc., a leading operator of quick service restaurants, since 2015. He served as Chief Executive Officer of Taco Bell Division from 2011 to 2014, and as President and Chief Concept Officer of Taco Bell U.S. from 2007 to 2011 after holding other positions of increasing responsibility with the company since 1994. Mr. Creed has served as a director of Yum! since 2014 and previously served as a director of International Game Technology from 2010 to 2015.

• Committees: Human Resources; Finance

GARY T. DICAMILLO

Mr. DiCamillo, 68, has served as a director since 1997. Mr. DiCamillo has served as President and Chief Executive Officer of Universal Trailer Corporation since June 2017. He has been a Partner at Eaglepoint Advisors, LLC, a turnaround, restructuring, and strategic advisory firm, since 2010. Prior to joining Eaglepoint Advisors, LLC, Mr. DiCamillo was President and Chief Executive Officer of Advantage Resourcing, a professional and commercial staffing company, from 2002 until August 2009. From 1995 to 2002, Mr. DiCamillo served as Chairman and Chief Executive Officer of Polaroid Corporation. Mr. DiCamillo is a director of Purple Innovation, Inc. (formerly known as Global Partner Acquisition Corp.) since 2015 and Universal Trailer Corporation since 2011. He previously served as a director of Pella Corporation (from 1993 to 2007, and 2010 to 2018), the Sheridan Group, Inc. (from 1989 to 2017), and as a director, as well as Lead Director, of 3Com Corporation (from 2000 to 2009).

• Committees: Audit; Finance

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 7

Item 1- Election of Directors
Director Nominees

DIANE M. DIETZ

Ms. Dietz, 53, has served as a director since 2013. Ms. Dietz has been the President and Chief Executive Officer of Rodan & Fields, LLC, a leading premium skincare company, since 2016. Ms. Dietz served as Executive Vice President and Chief Marketing Officer of Safeway, Inc., a leading food and drug retailer, from 2008 to 2015. Prior to joining Safeway, Inc., Ms. Dietz held positions of increasing responsibility with Procter & Gamble from 1989 through 2008.

• Committees: Corporate Governance and Nominating; Human Resources

GERRI T. ELLIOTT

Ms. Elliott, 62, has served as a director since 2014. Ms. Elliott has served as the Executive Vice President and Chief Sales and Marketing Officer of Cisco Systems, Inc. since April 2018. Ms. Elliott previously served as the Executive Vice President, Strategic Advisor and Chief Customer Officer of Juniper Networks, a producer of high-performance networking equipment, from 2013 to 2014. Ms. Elliott began her employment with Juniper Networks in 2009 and held positions of increasing responsibility with the company through 2014. Before joining Juniper Networks, Ms. Elliott was at Microsoft Corporation, where she was Corporate Vice President, Worldwide Public Sector Organization from 2004 to 2008. Prior to joining Microsoft Corporation, Ms. Elliott spent 22 years at IBM Corporation, where she held several senior executive positions in the U.S. and internationally. Ms. Elliott was previously a director of Bed Bath & Beyond, Inc. (2014 to 2017), Imperva, Inc. (2015 to 2018), Marvell Technology Group Ltd. (2017 to 2018), and Mimecast Limited (2017 to 2018).

• Committees: Audit; Finance

MICHAEL F. JOHNSTON

Mr. Johnston, 71, has served as a director since 2003. Mr. Johnston retired from Visteon Corporation, an automotive components supplier, in 2008. At Visteon, he served as Chairman of the Board and Chief Executive Officer, President, and Chief Operating Officer at various times since 2000. In May 2009, Visteon filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Before joining Visteon, Mr. Johnston held various positions in the automotive and building services industry. Mr. Johnston is also a director of Armstrong Flooring, Inc. (since 2016) and Dover Corporation (since 2013), and previously served as a director of Armstrong World Industries, Inc. (2010 to 2016), and Flowserve Corporation (1997 to 2013).

• Committees: Audit; Human Resources (chair)

JOHN D. LIU

Mr. Liu, 50, has served as a director since 2010. Mr. Liu has been the Chief Executive Officer of Essex Equity Management, a financial services company, and Managing Partner of Richmond Hill Investments, an investment management firm, since 2008. Prior to that time, Mr. Liu was employed for 12 years by Greenhill & Co. Inc., a global investment banking firm, in positions of increasing responsibility including Chief Financial Officer. Mr. Liu has served as a director of Greenhill & Co. since 2017.

• Committees: Audit; Finance

8 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Item 1- Election of Directors
Director Nominees

JAMES M. LOREE

Mr. Loree, 60, has served as a director since 2017. Mr. Loree has been President and Chief Executive Officer of Stanley Black & Decker, Inc., a leading industrial and consumer products company, since 2016. Prior to this, he served as President and Chief Operating Officer of the company from 2013 to 2016, Chief Operating Officer from 2009 to 2013, Executive Vice President and Chief Financial Officer from 2002 to 2009, and Vice President and Chief Financial Officer from 1999 to 2002. Prior to joining Stanley Black & Decker, Mr. Loree held positions of increasing responsibility in financial and operating management in business, corporate and financial services at General Electric from 1980 to 1999. Mr. Loree has served as a director of Stanley Black & Decker since 2016, and previously served on the board of Harsco Corporation from 2010 to 2016 and as chairman of Harsco's Audit Committee from 2012 to 2016.

• Committees: Audit; Corporate Governance and Nominating

HARISH MANWANI

Mr. Manwani, 65, has served as a director since 2011. Mr. Manwani is a Senior Operating Partner for Blackstone Group, having served with Blackstone since 2015. Mr. Manwani is the former Chief Operating Officer of Unilever, a global consumer product brands company, a position he was appointed to in 2011 and held until his retirement in 2014. Mr. Manwani is also a director of Gilead Sciences, Inc. (since May 2018), Qualcomm Inc. (since 2014) and Nielsen Holdings plc (since 2015). Mr. Manwani previously served as the non-executive Chairman of Hindustan Unilever Limited (2005 to 2018) and as a director of Pearson plc (2013 to 2018).

• Committees: Corporate Governance and Nominating; Human Resources

WILLIAM D. PEREZ

Mr. Perez, 71, has served as a director since 2009. Mr. Perez was a Senior Advisor to Greenhill & Co., Inc., a global investment banking firm, from 2010 to 2017. Prior to joining Greenhill & Co., Inc., Mr. Perez was President and Chief Executive Officer of the Wm. Wrigley Jr. Company from 2006 to 2008, and President, Chief Executive Officer, and a director of Nike, Inc. from 2004 to 2006. Mr. Perez spent 34 years at S.C. Johnson in various positions, including Chief Executive Officer and President. Mr. Perez is also a director of Johnson & Johnson (since 2007) and Johnson Outdoors, Inc. (since December 2018), and previously served as a director of Kellogg Company (2000 to 2006) and Campbell Soup Company (2009 to 2012).

• Committees: Finance (chair); Human Resources

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 9

Item 1- Election of Directors
Director Nominees

LARRY O. SPENCER

General Spencer, 65, has served as a director since 2016. General Spencer served until March 1, 2019 as President of the Air Force Association, a position he held since his retirement as a four-star general in 2015 after serving 44 years with the United States Air Force. General Spencer held positions of increasing responsibility with the Air Force, which included Vice Chief of Staff, the second highest-ranking military member in the Air Force. General Spencer was the first Air Force officer to serve as the Assistant Chief of Staff in the White House Military Office and he served as Chief Financial Officer and then Director of Mission Support at a major command. General Spencer is also a director of Triumph Group, Inc. (since 2018).

• Committees: Corporate Governance and Nominating; Finance

MICHAEL D. WHITE

Mr. White, 67, has served as a director since 2004. Mr. White served as an Advisory Partner for Trian Fund Management, L.P. from 2016 to 2017, and was the Chairman, President and Chief Executive Officer of DIRECTV, a leading provider of digital television entertainment services, from 2010 until his retirement in 2015. He also served as a director of the company from 2009 until 2015. From 2003 until 2009, Mr. White was Chief Executive Officer of PepsiCo International, and Vice Chairman, PepsiCo, Inc. after holding positions of increasing responsibility with PepsiCo since 1990. Mr. White is also a director of Kimberly-Clark Corporation (since 2015) and Bank of America Corporation (since 2016).

• Committees: Audit (chair); Corporate Governance and Nominating

The Board of Directors recommends that stockholders vote FOR the election of each of these nominees as a director.

10 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Board of Directors and Corporate Governance

Board of Directors and Corporate Governance

I. Board of Directors and Committees
Board of Directors
During 2018, our Board met seven times and had four committees. The committees consisted of an Audit Committee, a Corporate Governance and Nominating Committee, a Human Resources Committee, and a Finance Committee. Each director attended at least 75% of the total number of meetings of the Board and the Board committees on which he or she served.
All directors properly nominated for election are expected to attend the annual meeting of stockholders. In 2018, all of our directors attended the annual meeting of stockholders.
Each committee may form subcommittees and delegate certain actions to those subcommittees.

The table below lists the number of times each committee met in 2018, the major responsibilities of each committee, and the current membership for each committee.

Committee		Key Responsibilities
Audit	•	Oversee accounting functions, internal controls, and the integrity of financial statements and related reports
	•	Oversee compliance with legal and regulatory requirements, and monitor risk management and assessment processes
	•	Retain the independent registered accounting firm; monitor the firm's performance, qualifications, and independence; and approve all fees
8 meetings	•	Oversee the performance of our internal audit function
Committee Members:		White (Chair), DiCamillo, Elliott, Johnston, Liu, and Loree
Corporate Governance and Nominating	•	Identify potential Board members and recommend director nominees
	•	Annually review Board and committee effectiveness
	•	Recommend changes to director compensation and committee rotation
3 meetings	•	Recommend the corporate governance principles adopted by Whirlpool
Committee members:		Allen (Chair), Dietz, Loree, Manwani, Spencer, and White
Human Resources	•	Determine and approve compensation for CEO and other executive officers
	•	Approve goals/objectives for CEO compensation and evaluate CEO performance
	•	Determine and approve equity grants for executive officers and each employee subject to Section 16 of the Securities Exchange Act of 1934
5 meetings	•	Make recommendations to the Board on Whirlpool's incentive plans
Committee members:		Johnston (Chair), Allen, Creed, Dietz, Manwani, and Perez
Finance	•	Review capital policies and strategies to set an acceptable capital structure, including debt issuance and share repurchases
	•	Review policies regarding dividends, derivatives, liquidity management, interest rates, and foreign exchange rates
	•	Review tax-planning strategy and initiatives
2 meetings	•	Oversee the establishment and implementation of guidelines relating to the management of significant financial structure risks
Committee members:		Perez (Chair), Creed, DiCamillo, Elliott, Liu, and Spencer

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Board of Directors and Corporate Governance

Director Independence

The Corporate Governance and Nominating Committee conducts an annual review of the independence of the members of the Board and its committees, and reports its findings to the full Board. Twelve of our 13 directors are non-employee directors (all except Mr. Bitzer). The Board has adopted the NYSE listing standards for evaluating director independence, but has not adopted any other categorical standards of materiality for independence purposes. When assessing director independence, the Board considers the various transactions and relationships known to the Board (including those identified through annual director questionnaires) that exist between the Company and the entities with which our directors or members of their immediate families are, or have been, affiliated. For 2018, the Committee evaluated certain transactions that arose in the ordinary course of business between the Company and such entities and which did not exceed the thresholds provided under the NYSE listing standards. Information provided by the directors and Whirlpool did not indicate any relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial) which would impair the independence of any of the non-employee directors. Based on the report and recommendation of the Corporate Governance and Nominating Committee, the Board has determined that each of its non‑employee directors satisfies the independence standards set forth in the listing standards of the NYSE.
Committee Member Independence and Expertise
Each Board committee is comprised solely of independent directors who meet the independence standards under the NYSE listing standards.
In addition, the Audit Committee members all meet the enhanced independence standards for audit committee members set forth in the NYSE listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission). The Board has determined that each member of the Audit Committee satisfies the financial literacy qualifications of the NYSE listing standards, and that Mr. White satisfies the "audit committee financial expert" criteria established by the Securities and Exchange Commission and has accounting and financial management expertise as required under the NYSE listing rules.
Similarly, the Human Resources Committee members all meet the enhanced independence standards for compensation committee members under the NYSE listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission), and qualify as "outside directors" for purposes of compensation intended to be grandfathered under Section 162(m) of the Internal Revenue Code, and as "non-employee directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. For information about the Human Resources Committee's processes for establishing and overseeing executive compensation, refer to "Compensation Discussion and Analysis – Role of the Human Resources Committee."

II. Corporate Governance
Board Leadership Structure
As noted above, our Board is currently comprised of twelve independent directors and one employee director. Mr. Fettig, our Chief Executive Officer until October 2017, served as Chairman of the Board from July 2004 to December 31, 2018. In October 2017, Mr. Bitzer became the Chief Executive Officer of the Company.
The Board regularly evaluates our board leadership structure to ensure that it serves the interests of our stockholders. In connection with Mr. Fettig's retirement as Executive Chairman, the Board assessed its leadership structure. After review and discussion, the Board concluded that the critical oversight provided by independent directors and a strong independent Presiding Director, combined with the organizational leadership

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Board of Directors and Corporate Governance

of a unified Chairman and Chief Executive Officer role, would best serve the interests of the Company and its stockholders. On January 1, 2019, Mr. Bitzer became Chairman of the Board.
We recognize that different Board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. The Board of Directors believes that the Board leadership structure, with a unified Chairman and CEO and independent Presiding Director, is optimal for Whirlpool because it demonstrates to our employees, suppliers, customers, and other stakeholders that Whirlpool is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for Whirlpool. In addition, Mr. Bitzer's unique expertise and experience, having served Whirlpool for 20 years in positions of increasing responsibility around the world, contributes significantly to how the Board guides the Company's strategy.
Since 2003, the Board has designated one of the independent directors as Presiding Director. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of our Presiding Director, benefits Whirlpool and its stockholders. Mr. Allen is currently serving as the Presiding Director.

Presiding Director Responsibilities
•	Preside at executive sessions of non-employee directors;
•	Coordinate with the Chairman of the Board and Chief Executive Officer in establishing the annual agenda and topic items for Board meetings;
•	Serve as a focal point for managing stockholder communication with independent directors;
•	Retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate;
•
Assist the Human Resources Committee with the annual evaluation of the performance of the Chairman of the Board and Chief Executive Officer; and in conjunction with the Chair of the Human Resources Committee, meet with the Chairman of the Board and Chief Executive Officer to discuss the results of such evaluation; and

•	Perform such other functions as the independent directors may designate from time to time.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Whirlpool and its stockholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.
Risk Oversight
Our Board is responsible for overseeing Whirlpool's risk management. The Board focuses on Whirlpool's general risk management strategy and the most significant risks facing Whirlpool, including cybersecurity risk, and ensures that appropriate risk mitigation policies and procedures are implemented by management. The Board receives risk management updates from management in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of Whirlpool's risk management process. Among its duties, the Audit Committee reviews with management:

•	Whirlpool's policies with respect to risk assessment and management of risks that may be material to Whirlpool;

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Board of Directors and Corporate Governance

•	Whirlpool's system of disclosure controls and system of internal controls over financial reporting;

•	Whirlpool's compliance with legal and regulatory requirements; and

•	Major legislative and regulatory developments that could materially impact Whirlpool's contingent liabilities and risks.
Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.
Whirlpool's management is responsible for day-to-day risk management. Our risk management, internal audit, and compliance areas serve as the primary monitoring and testing functions for Company-wide policies and procedures and manage the day-to-day oversight of the risk management strategy for the ongoing business of Whirlpool. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, operational, and compliance and financial reporting levels.
We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing Whirlpool, and that our Board leadership structure supports this approach.
Compensation Risk Assessment
Whirlpool regularly reviews its employee compensation programs based on several criteria, including the extent to which they may result in risk to the Company. Our compensation function, with assistance from the risk management and internal audit functions, annually assesses whether our compensation programs create incentives or disincentives that materially affect risk taking or are reasonably likely to have a material adverse effect on the Company. The Human Resources Committee, with the assistance of Frederic W. Cook & Co., Inc. ("FW Cook"), evaluates the results of this assessment. As part of this assessment, management and the Human Resources Committee considered the following risk-mitigating features of our compensation programs.

Risk-Mitigating Features of Whirlpool's Compensation Programs
•	Annual and long-term performance metrics used in our global compensation programs are multiple, different, balanced, and more heavily weighted toward corporate-wide, audited metrics;
•	Long-term incentive compensation represents a significant portion of our compensation mix;
•	Metrics used in the executive compensation programs are approved by the Human Resources Committee, which is composed solely of independent directors;
•	The Human Resources Committee retains an independent advisor that is involved with an ongoing review of the executive compensation program;
•	Significant stock ownership guidelines are in place for executives;
•	Claw-back provisions for variable compensation programs are in place in the event of misconduct;
•	Our incentive designs avoid objectives that might maximize short-term payouts at the expense of long-term sustainable performance; and
•
We have limited commission incentive programs which are designed to pay out based on profitability and are subject to multiple layers of management review, including an annual review of plan design and results by regional senior management.

Based on this assessment, the Human Resources Committee has concluded that our compensation programs do not create risks that would be reasonably likely to have a material adverse effect on the Company.

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Board of Directors and Corporate Governance

Communications Between Stockholders and the Board
The Board has adopted procedures for communications by stockholders and other interested parties with the Board, the Presiding Director, the independent directors as a group, and individual directors.  The Board has designated the Corporate Secretary as its agent for the receipt and processing of such communications.

Interested parties may send communications to the Board as a whole, the Chairman of the Board, the Presiding Director, the independent directors as a group, a committee of the Board, a committee chair, or individual directors:

•	Electronically by email to: corporate_secretary@whirlpool.com; or

•	In writing by letter to:

[Name of Director or Group]
c/o Corporate Secretary
Whirlpool Corporation
2000 North M-63, MD 3602
Benton Harbor, MI 49022

Such communications should clearly identify the intended recipient.

Majority Voting for Directors; Director Resignation Policy
Whirlpool's by-laws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted "for" a director must exceed the number of votes cast "against" that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a "holdover director." However, under our Board's policy, any director who fails to be elected must offer to tender his or her resignation to the Board. The Board will nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as director, irrevocable resignations that will be effective upon (1) the failure to receive the required vote at the next annual meeting at which they face re-election and (2) Board acceptance of such resignation. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with this Board policy.
If an incumbent director fails to receive the required vote for re-election, the Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director's resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Corporate Governance and Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director's resignation.
Code of Ethics
All of Whirlpool's directors and employees, including our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, are required to abide by our code of ethics to ensure that our business is conducted in a consistently legal and ethical manner. The recently refreshed code of ethics, or Integrity Manual, defines Whirlpool's principles for ethical business conduct, and requires strict adherence to all laws and regulations applicable to our business. We believe our Integrity Manual will provide a strong foundation for continued

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Board of Directors and Corporate Governance

enhancement of our strong culture of integrity. We intend to disclose future amendments to our Integrity Manual, or waivers from its provisions for executive officers and directors, on our website within four business days following the date of any such amendment or waiver.
Director Nominations by Stockholders
In October 2016, our Board adopted a "proxy access" by-law, the result of the Company's engagement with many stockholders on the subject. The proxy access by-law allows a stockholder, or a group of up to 20 stockholders, who have held 3% or more of our outstanding shares continuously for at least three years to nominate, and include in the Company's proxy materials, director nominees constituting up to the greater of two individuals or 20% of our Board, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in Article II, Section 13 of our by-laws.
To be included in the proxy materials for our 2020 Annual Meeting of stockholders, we must receive a stockholder's notice to nominate a director under our proxy access by-law between October 8, 2019 and November 7, 2019. Such notice must be delivered to, or mailed to and received by, the Corporate Secretary of Whirlpool. The notice must contain the information required by our by-laws, and the stockholder(s) and nominee(s) must comply with the information and other requirements in our by-laws relating to the inclusion of stockholder nominees in our proxy materials.
Nomination of a director to be submitted for consideration at the 2020 annual meeting of stockholders, but not intended to be included as a "proxy access" nominee, must be received by the Corporate Secretary of Whirlpool personally or by registered or certified mail by January 22, 2020, and must satisfy the procedures set forth in Whirlpool's by-laws to be considered at the meeting. Our by-laws are posted for your convenience on the Whirlpool website: www.whirlpoolcorp.com/by-laws. Whirlpool believes that all nominees must, at a minimum, meet the selection criteria established by the Corporate Governance and Nominating Committee. The Board evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. Whirlpool has established, through its Corporate Governance and Nominating Committee, selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by stockholders.
Board Composition
The Board, with the assistance of the Corporate Governance and Nominating Committee, selects potential new Board members using criteria and priorities established from time to time. We believe it is valuable to have directors with varying lengths of service in order to strike the right balance between renewal and continuity. The introduction of three new independent directors in the past three years has brought fresh perspectives to our Board. Our experienced directors have deep knowledge of our operations and the evolution of our strategy. In addition, longer service on our Board has provided several directors with significant exposure during various economic cycles to both our business and our industry. The Corporate Governance and Nominating Committee leads the Board's annual self-evaluation process and regularly reviews the relevant skill sets for director candidates. Our Corporate Governance Guidelines provide for retirement at age 72. Currently, our average tenure of independent directors is 8.6 years. We believe that our current practices are sufficient to provide for Board refreshment.
To assist the Corporate Governance and Nominating Committee in identifying potential director nominees who meet the criteria and priorities established from time to time and to facilitate the screening and nomination process for such nominees, the Corporate Governance and Nominating Committee has retained third-party search firms. The Corporate Governance and Nominating Committee retains the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention terms.

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Board of Directors and Corporate Governance

Desired personal qualifications for director nominees include: intelligence, integrity, strength of character, and commitment. Nominees should also have the sense of timing required to assess and challenge the way things are done and recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today's corporation operates; and a sense of urgency and spirit of cooperation that will enable them to interact with other Board members in directing the future, profitable growth of Whirlpool. Desired experience for director nominees includes: at least ten years of experience in a senior executive role with a major business organization, preferably as either Chief Executive Officer or Chairman (equivalent relevant experience from other backgrounds such as academics or government may also be considered); a proven record of accomplishment and line operating (or equivalent) experience; first-hand experience with international operations; a working knowledge of corporate governance issues and the changing role of the Board; and exposure to corporate programs designed to create stockholder value, while balancing the needs of all stakeholders. Director nominees should not be employed by or affiliated with any organization that has significantly competitive lines of business or that may otherwise present a conflict of interest. The composition, skills, and needs of the Board change over time and will be considered in establishing the profile of desirable candidates for any specific opening on the Board. The Corporate Governance and Nominating Committee has determined that it is desirable for the Board to have a variety of differences in viewpoints, professional experiences, educational background, skills, race, gender, age, and national origin, and considers diversity and background in its selection process.

Corporate Governance Guidelines and Other Available Information
Whirlpool is committed to the highest standards of corporate governance. On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted a set of Corporate Governance Guidelines for Operation of the Board of Directors.
Whirlpool's current Corporate Governance Guidelines, Code of Ethics, by-laws, and written charters for its Audit, Corporate Governance and Nominating, Human Resources, and Finance committees are posted on the Whirlpool website: www.whirlpoolcorp.com/policies. Stockholders may also request a free copy of these documents from: Investor Relations, Whirlpool Corporation, 2000 North M-63, Mail Drop 2609, Benton Harbor, Michigan, 49022; (269) 923-2641.
Related Person Transactions

The Board has adopted written procedures relating to the Corporate Governance and Nominating Committee's review and approval of transactions with related persons that are required to be disclosed in proxy statements by Securities and Exchange Commission regulations ("related person transactions"). A "related person" is defined under the applicable Securities and Exchange Commission regulation and includes our directors, executive officers, and owners of 5% or more of our common stock. The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Corporate Governance and Nominating Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Corporate Governance and Nominating Committee has evaluated it, or a transaction may begin before discovery of a related person's participation. In such instances, management consults with the Chairman of the Corporate Governance and Nominating Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Corporate Governance and Nominating Committee. In approving any related person transaction, the Corporate Governance and Nominating Committee must determine that the transaction is fair and reasonable to Whirlpool. The Corporate Governance and Nominating Committee periodically reports on its activities to the Board. The written procedures relating to the Corporate Governance and Nominating Committee's review and approval of related person transactions is available on our website: www.whirlpoolcorp.com/policies.

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Human Resources Committee Interlocks; Security Ownership

Human Resources Committee Interlocks and Insider Participation

During fiscal 2018, Messrs. Allen, Creed, Johnston, Manwani, and Perez, and Ms. Dietz served as members of the Human Resources Committee. No member of the Human Resources Committee was at any time during 2018 an officer or employee of Whirlpool and no member of the Human Resources Committee has formerly been an officer of Whirlpool. In addition, no "compensation committee interlocks" existed during fiscal year 2018.

Security Ownership

The following table presents the ownership on December 31, 2018 of the only persons known by us as of February 15, 2019 to beneficially own more than 5% of our common stock, based upon statements on Schedule 13G filed by such persons with the Securities and Exchange Commission.

Schedule 13G Filed On	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
2/8/2019	PRIMECAP Management Company (1) 177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105	7,759,410	12.21%
2/11/2019	The Vanguard Group Inc. (2) 100 Vanguard Blvd. Malvern, PA 19355	6,880,079	10.82%
2/7/2019	BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10055	4,406,765	6.93%
1/31/2019	Vanguard Chester Funds - Vanguard Primecap Fund (4) 100 Vanguard Blvd. Malvern, PA 19355	4,169,572	6.56%

(1)
Based solely on a Schedule 13G/A filed with the SEC by PRIMECAP Management Company ("PRIMECAP"), a registered investment advisor. PRIMECAP has sole voting power with respect to 1,999,554 shares and sole dispositive power with respect to 7,759,410 shares. Shares beneficially owned include those beneficially owned by Vanguard Chester Funds - Vanguard Primecap Fund, as set forth below.

(2)
Based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group Inc. ("Vanguard Group"), a registered investment advisor. Vanguard Group has sole voting power with respect to 73,494 shares, sole dispositive power with respect to 6,792,580 shares, shared voting power with respect to 15,868 shares, and shared dispositive power with respect to 87,499 shares.

(3)
Based solely on a Schedule 13G/A filed with the SEC by BlackRock, Inc. ("BlackRock"). BlackRock has sole voting power with respect to 3,748,535 shares and sole dispositive power with respect to 4,406,765 shares.

(4)
Based solely on a Schedule 13G filed with the SEC by Vanguard Chester Funds - Vanguard Primecap Fund ("Vanguard Primecap"), a registered investment company. Vanguard Primecap has sole voting power with respect to 4,169,572 shares.

18 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Beneficial Ownership

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Whirlpool's directors and executive officers and persons who own more than 10% of Whirlpool's common stock (each, a "reporting person") to file with the SEC initial reports of ownership and reports of changes in ownership of Whirlpool's common stock. Based solely on Whirlpool's review of the copies of such reports furnished to or prepared by Whirlpool and written representations that no other reports were required, Whirlpool believes that all Section 16(a) filing requirements applicable to reporting persons were complied with during the fiscal year ended December 31, 2018.

19 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Beneficial Ownership

Beneficial Ownership

The following table reports beneficial ownership of common stock by each director, nominee for director, and the Named Executive Officers (as defined elsewhere in this proxy statement), and all directors and executive officers of Whirlpool as a group, as of February 1, 2019. Beneficial ownership includes, unless otherwise indicated, all shares with respect to which each director or executive officer, directly or indirectly, has or shares the power to vote or to direct the voting of such shares, or to dispose or direct the disposition of such shares. The address of all directors and executive officers named below is c/o Whirlpool Corporation, 2000 North M-63, MD 3602, Benton Harbor, Michigan, 49022.

Name	Shares Beneficially Owned (1)	Deferred Stock Units (2)	Shares Under Exercisable Options (3)	Total (4)	Percentage (* Less than 1%)
Samuel R. Allen	13,633	—	—	13,633	*
Marc R. Bitzer	83,100	51,681	165,549	300,330	*
João C. Brega	26,728	1,894	17,931	46,553	*
Greg Creed	2,000	1,684	—	3,684	*
Gary T. DiCamillo	9,853	18,873	7,034	35,760	*
Diane M. Dietz	8,339	—	—	8,339	*
Gerri T. Elliott	4,712	—	—	4,712	*
Jeff M. Fettig	377,376	231,356	1,041,935	1,650,667	2.55%
Michael F. Johnston	3,705	15,332	5,834	24,871	*
Joseph T. Liotine	22,202	2,784	20,226	45,212	*
John D. Liu	1,000	8,600	—	9,600	*
James M. Loree	10	1,904	—	1,914	*
Harish Manwani	5,584	—	—	5,584	*
William D. Perez	8,085	3,122	1,357	12,564	*
James W. Peters	17,772	468	22,330	40,570	*
Larry O. Spencer	1,000	1,684	—	2,684	*
Michael D. White	2,700	14,757	—	17,457	*
All directors and executive officers as a group (17 persons)(5)	213,908	122,783	243,191	579,882	*

(1)
Does not include 1,368,610 shares held by the Whirlpool 401(k) Trust (but does include 9,491 shares held for the accounts of executive officers). Includes RSUs that become payable (assuming that PSUs pay out at target) within 60 days of February 1, 2019, before deferrals and tax liabilities.

(2)
Represents the number of shares of common stock, based on deferrals made into the Deferred Compensation Plan II for Non-employee Directors, one of the executive deferred savings plans, or the terms of deferred stock awards, that we are required to pay to a non-employee director when the director leaves the Board or to an executive officer when the executive officer is no longer an employee. None of these deferred stock units have voting rights.

(3)	Includes shares subject to options that will become exercisable within 60 days of February 1, 2019.

(4)	May include RSUs and option shares which cannot be voted until vesting or exercise, as applicable.

(5)	Total amounts reflect only those directors and officers of Whirlpool as of the date of this proxy statement and, therefore, do not include Mr. Fettig's holdings.

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 20

Non-employee Director Compensation

Non-employee Director Compensation

We provide a comprehensive compensation program in order to attract and retain qualified directors and support stockholder alignment objectives. The compensation program consists of cash and stock retainers. For 2018, each director receives a one-time grant of 1,000 shares of common stock at the time a director first joins the Board, and one-half of the annual director compensation is paid in stock. In December 2018, management evaluated competitive market data on non-employee director compensation with FW Cook. Based on that review, our Corporate Governance and Nominating Committee recommended, and the Board approved, the changes reflected in the table below, effective for 2019.

Non-employee Director Compensation	2018	2019
Type of Compensation	Amount	Amount
One-Time Stock Award Upon New Director Joining Board	1,000	None
Annual Cash Retainer	$130,000	$145,000
Annual Stock Awards Retainer	846	*
Annual Retainer for Committee Chair (in addition to other retainers):
Audit Committee	$20,000	$20,000
Human Resources Committee	$20,000	$20,000
All Other Committees	$15,000	$15,000
Annual Retainer for Presiding Director (in addition to other retainers):	$25,000	$30,000
* Grant of stock on the date of the annual meeting of stockholders, with the number of shares to be issued determined by dividing the annual cash retainer by the price of a single share of Whirlpool common stock at the close of business on the annual meeting date.
Deferral of Annual Retainer and Stock Grants
A non-employee director may elect to defer any portion of the annual cash retainer and annual stock award retainer until he or she ceases to be a director. Under this policy, when the director's term ends, any deferred annual cash retainer will be paid in a lump sum or in monthly or quarterly installments. In addition, payment of any deferred annual stock grant will be made as soon as is administratively feasible. Annual cash retainers deferred on or before December 31, 2004 accrue interest quarterly at a rate equal to the prime rate in effect from time to time. Annual cash retainers deferred after December 31, 2004 may be allocated to notional investments that mirror those available to participants in our U.S. 401(k) plan, with the exception of the Whirlpool stock fund.
Stock Ownership Guidelines
The Board has established a guideline for non-employee directors to own Whirlpool stock equal in value to five times the annual cash retainer, with a five-year timetable to obtain this objective. Each non-employee director's progress toward achieving the requisite level of ownership is reviewed annually. As of the end of 2018, all non‑employee directors met, or were on track to meet, this requirement. These ownership guidelines are based on a review of competitive market practice conducted by FW Cook, our independent compensation consultant.

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 21

Non-employee Director Compensation

Other Compensation Elements
For evaluative purposes, Whirlpool permits non-employee directors to test Whirlpool products for home use. Directors are not reimbursed for any income tax they incur as a result of this policy. Directors are reimbursed for business expenses related to attendance at Board and committee meetings and for attendance at qualified third-party director education programs. On rare occasions for personal convenience, a director's spouse or other family member may accompany a director on a Whirlpool aircraft flight. No additional operating cost is incurred by Whirlpool in such situations and the director is taxed on the value of the benefit. A director's qualifying charitable contribution of up to $10,000 will be matched by the Whirlpool Foundation annually. Whirlpool also pays the premiums to provide each non-employee director who served on the Board as of January 1, 2011 with (1) term life insurance while serving as a director, equal to one-tenth of the director's basic annual cash retainer times the director's months of service, unless the director has opted out of coverage, and (2) travel accident insurance of $1 million when traveling on Whirlpool business.
2018 Non-employee Director Compensation Table

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	All Other Compensation (3) ($)	Total ($)
Samuel R. Allen	170,000	129,886	39,754	339,640
Greg Creed	130,000	129,886	3,972	263,858
Gary T. DiCamillo	130,000	129,886	4,777	264,663
Diane M. Dietz	130,000	129,886	16,667	276,553
Gerri T. Elliott	130,000	129,886	6,376	266,262
Michael F. Johnston	150,000	129,886	11,589	291,475
John D. Liu	130,000	129,886	4,699	264,585
James M. Loree	130,000	129,886	1,809	261,695
Harish Manwani	130,000	129,886	1,589	261,475
William D. Perez	145,000	129,886	11,736	286,622
Larry O. Spencer	130,000	129,886	30,071	289,957
Michael D. White	150,000	129,886	42,017	321,903

(1)	The aggregate dollar amount of all fees earned or paid in cash for services as a director, including all annual retainer fees, before deferrals and relinquishments.

(2)
Reflects fair value of shares, before deferrals, awarded in 2018 at grant. The fair value for financial reporting purposes will likely vary from the amount the director actually receives based on factors such as stock price fluctuations and sale date. See the "Share-based Incentive Plans" Note contained in our Annual Report on Form 10-K for a discussion of the relevant assumptions used to account for these awards. As of December 31, 2018, none of our non-employee directors were deemed to have outstanding stock awards because all stock awards vest immediately.

(3)	The table below presents an itemized account of 2018 non-employee director "All Other Compensation".

22 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Non-employee Director Compensation

Name	Life Insurance Premiums ($)	Charitable Program (a) ($)	Whirlpool Appliances and Other Benefits ($)	Total ($)
Samuel R. Allen	—	—	39,754	39,754
Greg Creed	—	—	3,972	3,972
Gary T. DiCamillo	—	—	4,777	4,777
Diane M. Dietz	—	—	16,667	16,667
Gerri T. Elliott	—	—	6,376	6,376
Michael F. Johnston	—	10,000	1,589	11,589
John D. Liu	2,084	—	2,615	4,699
James M. Loree	—	—	1,809	1,809
Harish Manwani	—	—	1,589	1,589
William D. Perez	347	10,000	1,389	11,736
Larry O. Spencer	—	—	30,071	30,071
Michael D. White	2,565	33,713	5,739	42,017

(a)
Includes 2018 interest cost related to a charitable program eliminated by the Board, prospectively, as of January 1, 2008. Through 2007, each non-employee director could irrevocably choose to relinquish some or all of their annual cash retainer, which Whirlpool could then, in its discretion, award to as many as three charities upon the director's death. The maximum amount payable under the Charitable Program upon Mr. White's death is $1.5 million. Mr. White is the only active director with a benefit under this program. Amounts also reflect matching contributions for director charitable contributions.

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 23

Compensation Discussion and Analysis

Compensation Discussion and Analysis

In this section, we provide a detailed description of our executive compensation programs, including our pay-for-performance philosophy, the business strategy-driven program design, the individual elements of the programs, the methodology and processes used by the Human Resources Committee (the "Committee") to make compensation decisions, and the relationship between Whirlpool performance and compensation delivered in fiscal 2018.

The discussion in the CD&A focuses on our CEO, CFO, and the three most highly compensated executive officers (the "NEOs") for the year, who were:
•	Marc R. Bitzer	President and Chief Executive Officer*
•	James W. Peters	Executive Vice President and Chief Financial Officer
•	Jeff M. Fettig	Executive Chairman of the Board*
•	Joseph T. Liotine	Executive Vice President and President, Whirlpool North America (NAR)
•	João C. Brega	Executive Vice President and President, Whirlpool Latin America (LAR)
* On December 31, 2018, Mr. Fettig retired. Mr. Bitzer was appointed Chairman of the Board, effective January 1, 2019.

I. Executive Summary

2018 Company Results

Whirlpool achieved solid financial results in 2018, including significant price/mix improvement, strong margin expansion in North America and strong cash flow. Non-recurring items negatively impacted full-year net loss available to Whirlpool by approximately $850 million, including asset impairment charges related to the EMEA region. In addition, both GAAP and ongoing results were impacted by significant global cost inflation. Despite these challenges, the Company delivered the following results:

•	Delivered revenues of $21.0 billion, approximately flat excluding the unfavorable impact of currency, driven primarily by performance in EMEA.

•	Delivered GAAP net earnings of $(183) million and earnings per share of $(2.72), which included the non-recurring items mentioned above, and record ongoing earnings per diluted share[1] of $15.16.

•
Delivered ongoing (non-GAAP) EBIT[1] margin of 6.3% for the full-year, driven by successful execution of price increases and strong cost discipline, which nearly offset significant cost inflation and lower EMEA results.

•	Continued to invest in product leadership and innovation, including $590 million in capital expenditures and $572 million in research and development.

•	Generated cash provided by operating activities of $1.2 billion and free cash flow[1] of $853 million, primarily driven by disciplined working capital management.

•	Returned $1.5 billion of cash to shareholders via dividends and share repurchases; increased quarterly dividend by 4.5%.

•
Continued to invest in the leadership talent pipeline and increased employee engagement globally. The Company's employee engagement score of 84 is in line with consumer products companies and “best-in-class” companies.

[1]For a reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, please see Annex A.

24 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Compensation Discussion and Analysis

2018 Compensation Decisions

Despite solid performance, our financial results still fell short of our internal expectations. Our EBIT and free cash flow results were below the target goals we established at the beginning of the year, leading to a below-target payout for our short-term incentive of 78%. Our 2016 - 2018 Cumulative EPS and ROIC improvement results were also below the target goals we established at the beginning of the performance period, leading to a below-target payout for our performance-based long-term incentive of 74%. Key compensation actions for 2018 are summarized in the table below:

Pay Element	2018 Action
Base Salary	2018 salary increases for Named Executive Officers ranged from 0% to 8.3%. See "Base Salary" on page 31 for details.
Short-term Incentive	2018 Ongoing EBIT was below target; 2018 Free Cash Flow was at target. Payout was determined to be 78%. See "Short-term Incentives" on page 32 for details.
Long-term Incentive	2016-2018 Cumulative EPS was below target; 2016-2018 Average Annual Improvement in ROIC was below target. Payout was determined to be 74%. See "Long-term Incentives" on page 34 for details.

Pay-for-Performance Philosophy

Whirlpool is dedicated to achieving global leadership in all our product categories and to delivering superior stockholder value. To achieve our objectives, we manage to a pay-for-performance philosophy based on the following guiding principles:

•	Compensation should be incentive-driven with a focus on both short-term and long-term results;

•	A significant portion of pay should be performance-based, with the portion varying in direct relation to an executive's level of responsibility;

•	Components of compensation should be linked to the drivers of sustainable stockholder value over the long term; and

•	Compensation should be tied to an evaluation of business results and individual performance.

2018 Executive Compensation Programs Review
The Committee considers the results of the annual "Say on Pay" vote, among other factors, in making decisions regarding executive compensation programs. We received strong support with approximately 92% of the votes cast for our "Say on Pay" vote at our 2018 annual meeting voting in favor of our 2017 NEO compensation programs. The Committee recognizes that market practices and stockholder views on executive compensation practices continue to evolve. In recognition of this, we regularly engage in discussions with our stockholders regarding compensation matters and believe that this ongoing stockholder outreach process strengthens our understanding of stockholder concerns and the issues on which they are focused. The Committee works closely with its independent advisor and the management team to evaluate and make changes to provide executive compensation programs that are designed to effectively link pay with performance, support the creation of sustainable stockholder value over the long term, and consistently apply good governance practices.
After considering the 2018 “Say on Pay” results and general support of the compensation philosophy and design received during the stockholder outreach process described above, the Committee determined that Whirlpool's executive compensation programs continued to be appropriate and did not make any significant changes to Whirlpool's executive compensation programs in response to the 2018 “Say on Pay” vote results. We have implemented modest changes to program design for 2019, such as a change in our mix of long-term incentive vehicles (described in more detail in "Long-term Incentives"), which we believe will further enhance our pay-for-performance philosophy.

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 25

Compensation Discussion and Analysis

Compensation Programs Highlights
The following table summarizes executive compensation practices that we have implemented to align pay with performance, as well as practices we avoid because we do not believe they serve the long-term interests of our stockholders.

What We Do
✓	Pay for performance
✓	Use an independent compensation consultant that is solely engaged to provide executive compensation services to Whirlpool
✓	Cap short-term and long-term incentive award payouts at market-competitive levels
✓	Maintain robust stock ownership guidelines for our executives (7x salary multiple for CEO)
✓
Subject all variable pay to a compensation recovery "claw-back" that is potentially applicable in the event of misconduct or violation of Company policy, a material financial restatement, violation of non-competition restrictions, or for any other reason considered by the Committee to be detrimental to the Company or its interests

✓	Have "double-trigger" change-in-control agreements
✓	Carefully manage risk in our compensation programs to protect against unintended outcomes
✓	Provide market-competitive perquisites deemed necessary to attract and retain top talent

What We Don't Do
✗	Allow hedging or pledging of Whirlpool stock by executive officers, employees or directors
✗	Provide excise tax gross-ups to any executive
✗	Enter into employment contracts except as required by local law or prevailing local market practice
✗	Pay dividends or dividend equivalents on grants of any Performance Stock Units (PSUs) or Restricted Stock Units (RSUs) prior to vesting
✗	Reprice or reload stock options

II. How Compensation Decisions Are Made
Role of the Human Resources Committee
The Committee has overall responsibility for Whirlpool's executive compensation programs. Typically, the Committee adopts the compensation goals and objectives for awards under our short-term and long-term incentive plans at its meeting in February each year. The Committee considers and decides the principal elements of each NEO's compensation package at this meeting. The Committee also evaluates CEO performance for the most recently completed year and establishes target CEO compensation for the current year at this meeting. Throughout the year, the Committee evaluates the overall effectiveness of our compensation philosophy and programs in supporting our business strategy and human resources objectives. The Committee also reviews management's recommendations regarding hiring, promotion, retention, severance, and individual executive compensation packages related to those events.
To determine target pay levels, the Committee relies on external competitive market data, internal equity among the executives, individual performance and contributions, and guidance from FW Cook. To determine the payout of incentive awards, the Committee considers Company performance and management's assessment of individual performance. While the Committee requests and considers recommendations from its consultant and from management, ultimately the Committee decides these matters in its sole discretion.

26 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Compensation Discussion and Analysis

Role of the Independent Compensation Consultant
The Committee engages an independent compensation consultant to advise on Whirlpool's executive compensation programs and practices. The Committee has the sole authority and responsibility to select, retain, and terminate any consulting firm assisting in the evaluation of executive compensation, and to approve the compensation consultant's fees and terms of engagement. The Committee continued to retain Frederic W. Cook & Co., Inc. ("FW Cook") in 2018 as its independent compensation consultant because of its extensive expertise and its independence from any other business relationship with Whirlpool.
FW Cook did not perform any services for Whirlpool in 2018 other than those requested by the Committee related to executive and board of director compensation. In 2018, FW Cook assisted with and advised the Committee on a variety of ongoing items, including review of materials prepared by management in advance of Committee meetings, review of public disclosures (including this Compensation Discussion and Analysis and the accompanying tables and narrative footnotes), review of the 2018 Omnibus Stock and Incentive Plan which was proposed to and approved by stockholders at our 2018 annual stockholder meeting, and analysis and advice to the Committee and management on typical market practices and emerging trends and best practices.

As part of its ongoing role, FW Cook reviews compensation provided to the NEOs, based on an assessment of the compensation of executives in comparable positions within the comparator group (described under Competitive Market Compensation Analysis). FW Cook assisted the Committee in structuring 2018 compensation for the CEO and the Executive Chairman as part of the leadership transition that occurred in 2017.
The Committee determined that the work of FW Cook did not raise any conflicts of interest in 2018. In making this assessment, the Committee considered the independence factors enumerated under SEC and NYSE rules, including the fact that FW Cook does not provide any other services to Whirlpool, the level of fees received from Whirlpool as a percentage of FW Cook's total revenue, policies and procedures employed by FW Cook to prevent conflicts of interest, and whether FW Cook or the individual FW Cook advisors to the Committee own any Whirlpool stock or have any business or personal relationships with members of the Committee or our executive officers.
Role of Management
Each year, the CEO and Chief Human Resources Officer make recommendations to the Committee regarding the design of the compensation and benefit programs for all executive officers. In addition, the CEO makes recommendations with respect to base salary, short-term cash incentive compensation, long-term incentive compensation, and total compensation levels for the NEOs other than himself (and, for 2018, the Executive Chairman), based on his assessment of individual performance and contributions to Whirlpool. The CEO and Chief Human Resources Officer recommend the performance metrics to be used in establishing performance goals for the short-term cash incentive and long-term equity and cash incentive programs for adoption by the Committee. The Committee has authority to adopt or modify these metrics in its sole discretion. In addition, the CEO assesses the individual performance of the other NEOs to assist the Committee in making determinations regarding awards to be paid out under incentive programs.

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 27

Compensation Discussion and Analysis

Competitive Market Compensation Analysis
While the Committee considers relevant market pay practices when setting executive compensation, it does not believe it appropriate to establish compensation levels based solely on market practices. Company performance and compensation levels relative to similar companies and other market-competitive data is one of multiple factors the Committee considers in deciding executive compensation (see further discussion in "What We Pay and Why," beginning on page 29).

For 2018, the Committee utilized the comparator group of companies listed below to provide competitive reference points for executive compensation. This comparator group was recommended based upon advice from FW Cook, and remained the same as the comparator group used to evaluate 2017 executive compensation. The companies in our comparator group meet multiple screening criteria, including similarity to Whirlpool in global operations, revenue, income, assets, market capitalization, number of employees, lines of business, and required management skills. Additionally, companies in the comparator group are recognized for their excellence in the areas of consumer focus and trade customer relations and for possessing highly complex global supply chains and manufacturing footprints.

2018 Comparator Group
3M Company
Caterpillar, Inc.
Colgate-Palmolive Company
Cummins, Inc.
Danaher Corporation
Deere & Company
Eaton Corporation plc
Emerson Electric Co.
The Goodyear Tire & Rubber Company
Honeywell International, Inc.

Illinois Tool Works, Inc.
Ingersoll-Rand plc
Johnson Controls International plc
Kellogg Company
Kimberly-Clark Corporation
Lear Corporation
Newell Brands, Inc.
Parker Hannifin Corporation
Stanley Black & Decker, Inc.
Textron, Inc.

Based on information provided by FW Cook, the median statistics of our comparator group when the Committee determined NEO pay in February 2018 (dollar values in millions) were:

Measure	Median of Comparator Group	Whirlpool
Revenue (Trailing 12 Months (TTM))	$17,062	$21,253
Net Income (TTM)	$1,584	$350
Assets (Most Recent Quarter)	$18,627	$20,038
Market Capitalization (December 31, 2017)	$35,040	$12,119
Employees (Fiscal Year End)	61,300	92,000 (1)
Note: Data from S&P Capital IQ, analyzed by FW Cook.

(1)	As of December 31, 2017.
We supplement the publicly-disclosed compensation data from comparator company proxy statements with data from proprietary surveys purchased from third-party consulting firms and data vendors. These independently-conducted surveys generally include data from numerous organizations across various industry groupings and specific international regions, and also allow for comparisons to be made on the basis of job scope and other measures relevant to Whirlpool. Our compensation analyses provide insight into prevalent market pay levels and leading practices in both compensation program design and governance.

28 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Compensation Discussion and Analysis

III. What We Pay and Why
The Committee sets target compensation for each executive after careful consideration of several factors, including:

•	External competitive market pay levels and practices;

•	Internal business needs and strategic priorities;

•	The individual executive's role and responsibilities, experience, tenure, contributions, achievements, and past performance;

•	Future performance expectations and needs of the Company;

•	Compensation history of each executive; and

•	Internal equity with other executives.

We have designed the elements of our compensation programs to reflect our pay-for-performance philosophy. The Committee creates a compensation approach for each NEO that contains a mix of compensation elements that it believes best addresses each NEO's responsibilities and best achieves our overall compensation objectives.
Our compensation programs are designed so that an individual's target compensation opportunity rises as job responsibility increases, with the portion of performance-based compensation rising as a percentage of total target compensation. This design seeks to ensure that the most senior executives who are responsible for development and execution of our strategic plan are held most accountable for operational performance results and changes in stockholder value over time. As a result, actual total compensation for an executive is more dependent on performance than for employees at other levels, resulting in larger increases in realized pay when performance results exceed goals, and larger decreases when performance results fall short of expectations.
In addition, the Committee makes distinctions in the mix of cash and equity components in shaping each NEO's compensation package. Generally, the portion of equity compensation rises with increasing job responsibility to provide for further alignment in the interests of executives and our long-term stockholders.

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 29

Compensation Discussion and Analysis

Element	Form	2018 Metrics	Characteristics/Purpose

Base Salary(1)	Cash	N/A	Fixed component based on responsibility, experience, and individual performance

Short-term Incentives (PEP)(1)	Annual Performance Cash Award	Ongoing Earnings before Interest & Taxes (EBIT) -- 50% Free Cash Flow -- 50%	Performance-based variable cash incentive to reward for achieving annual financial and individual performance goals

Long-term Incentives (SEP)(1)	PSUs & Performance Cash Units (PCUs)	Cumulative Ongoing Earnings per Share (EPS) -- 50% Return on Invested Capital (ROIC) -- 50%	Motivate and reward employees for the achievement of Whirlpool's financial and strategic performance over a preset three-year period beginning January 1, and promote retention

	Stock Options	Stock price appreciation	Provide incentive for long-term stock price appreciation and promote retention

	RSUs	Stock price	Provide incentive for long-term stock value creation and promote retention

Other Benefits	Health and Welfare Benefits	N/A	NEOs generally participate in the same health and welfare benefit programs available to substantially all salaried employees

	Retirement Benefits(2)	N/A
U.S.-based NEOs participate in tax-qualified and non-qualified defined benefit and defined contribution retirement plans designed to provide a market-competitive level of income replacement upon achieving retirement eligibility and enable an orderly succession of talent

	Perquisites	N/A	Limited perquisites are designed to support a market-competitive compensation package
(1) Target is generally market median for similar positions in the comparator group and compensation survey data
(2) Target is median income replacement ratio for a broad-based group of companies based on survey data provided by outside consultant
In support of our pay-for-performance philosophy, short-term and long-term incentives constituted 90% of 2018 total target compensation for our CEO, and, on average, over 80% of 2018 total target compensation for our other NEOs.
.

30 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Compensation Discussion and Analysis

Compensation Programs - Design & Elements

Compensation Adjustments in Connection with CEO Transition
Effective October 1, 2017, Mr. Bitzer was appointed CEO, while former CEO Mr. Fettig remained Executive Chairman. In connection with this CEO transition, the Committee approved several changes to compensation for Messrs. Fettig and Bitzer.
In recognition of the change in his role, effective January 1, 2018, the Committee reduced Mr. Fettig's salary by $430,000, reduced his target short-term incentive opportunity (PEP Target) from 160% to 140% of salary and reduced his target long-term incentive opportunity (SEP Target) from 720% to 600% of salary (effective with the February 2018 annual grants). In recognition of the change in his role, effective October 1, 2017, the Committee increased Mr. Bitzer's salary by $200,000, increased his PEP Target from 125% to 150% of salary, and increased his SEP Target from 400% to 700% of salary (effective with the February 2018 annual grants). The Committee made these changes after consideration of data on similar CEO transitions compiled by FW Cook, CEO market pay data from the Comparator Group and from surveys, and consideration of the needs and priorities of the Company as it related to this leadership transition which was planned over a multi-year period.
Mr. Fettig retired from the Company on December 31, 2018. Mr. Fettig did not receive severance or new compensation in connection with his retirement. In December 2018, the Committee approved Mr. Fettig's continued use of a Company office in Benton Harbor, Michigan following his retirement to facilitate activities on behalf of charitable organizations that the Company supports and other community-related activities that are beneficial to the Company.
Mr. Bitzer was elected Chairman of the Board, effective January 1, 2019.
Base Salary
To determine base salary levels for 2018, the Committee considered the comparative market data and recommendations provided by FW Cook and, with respect to other NEOs, the CEO's recommendations and Whirlpool's practice for 2018 salary increases. As discussed earlier, the Committee approved changes to salary for Mr. Bitzer, effective October 1, 2017, and Mr. Fettig, effective January 1, 2018, and did not further adjust these levels in 2018.
The 2018 salaries for our other NEOs were adjusted consistent with our compensation philosophy of targeting base salaries at the median of the competitive market. In some cases, base salaries may be higher or lower than median based on factors such as executive performance, experience, tenure, and responsibilities. The 2018 salaries and adjustments for our NEOs were:

NEO	2017 Year-End Salary	2018 Adjustment		2018 Year-End Salary
		$	%
Marc R. Bitzer	$1,250,000	$0	0.0%	$1,250,000
James W. Peters	$600,000	$50,000	8.3%	$650,000
Jeff M. Fettig	$1,480,000	-$430,000	(29.0)%	$1,050,000
Joseph T. Liotine	$600,000	$50,000	8.3%	$650,000
João C. Brega (1)	BRL 2,080,000	BRL 104,000	5.0%	BRL 2,184,000

(1)
Mr. Brega's salary is noted in his home currency, Brazilian Reais. Converting his 2017 and 2018 year-end salaries into US Dollars results in salaries of $565,374 and $593,644, respectively, using 12-month average exchange rates for 2018.

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 31

Compensation Discussion and Analysis

Short-term Incentives
Annual awards of variable cash incentives are paid under the terms of the stockholder-approved Executive Performance Excellence Plan, which we commonly refer to as "PEP." Consistent with Whirlpool's pay-for-performance philosophy, our short-term cash incentive program is designed to focus attention on short-term drivers of stockholder value creation, reflect Company financial and individual performance, and complement the metrics used in our long-term incentive program to create a balanced focus on the key drivers of our multi-year financial and operational strategy. The program is designed so that a significant portion of our NEOs' short-term cash compensation is variable and directly tied to key performance results.
In 2018, the Committee established short-term incentive target opportunities as a percentage of base salary for each NEO, taking into account comparative market data. The target award levels are generally set at the median of the comparator group and are as follows for each NEO:

NEO	2018 Short-term Incentive Target Award
	(as a % of Eligible Base Salary)	($)
Marc R. Bitzer	150%	$1,875,000
James W. Peters	90%	$572,314
Jeff M. Fettig	140%	$1,470,000
Joseph T. Liotine	100%	$641,667
João C. Brega	100%	BRL 2,184,000 (1)

(1)	Mr. Brega's target is noted in his home currency, Brazilian Reais. Converting into US Dollars results in a target of $593,644 using 12-month average exchange rates for 2018.
In 2018, the Committee determined each NEO's actual payout by reference to a Company Performance Factor ranging from 0% to 150% and based on performance metrics aligned with the Company's critical objectives for the year. For 2019, the Company Performance Factor will range from 0% to 200%, consistent with the Company Performance Factor for all other employees participating in the PEP incentive program.

The Committee may choose to apply an Individual Performance Factor of up to +/- 25% in the event of significant individual accomplishments or shortfalls. For 2018, the maximum opportunity for award achievement is 187.5% of target, based on a 150% Company Performance Factor multiplied by a 125% Individual Performance Factor. For 2019, the maximum payout opportunity for each NEO will be capped at 200% of target. The 2018 approach is summarized in the illustration on the following page:

32 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Compensation Discussion and Analysis

Illustration of Whirlpool's 2018 Short-term Incentive Award (PEP)

Company Performance Factor (0 - 150%)
ê
x
		Ongoing Earnings Before Interest & Taxes (EBIT)* 50% Weighting (0 - 150%)	+	Free Cash Flow** 50% Weighting (0 - 150%)		Individual Performance Factor Up to +/- 25% (75 - 125%)
Target Award ($)	x						=	PEP Incentive Award ($)
(Max. opportunity of 187.5%)

*Ongoing EBIT measure excludes items that may not be indicative of, or are unrelated to, results from our ongoing business operations. Ongoing EBIT consists of GAAP net earnings available to Whirlpool, net earnings available to non-controlling interests, income tax expense (benefit), and interest expense, and excludes restructuring expense, a France antitrust settlement, the impairment of goodwill and intangibles in EMEA, trade customer insolvency expenses, and divestiture related transition costs.

**Free Cash Flow consists of GAAP cash provided by operating activities after capital expenditures, proceeds from the sale of assets/businesses, and changes in restricted cash.

Each NEO had responsibilities focused on the Global Corporate Enterprise in 2018. The Global Corporate Enterprise objectives for 2018 were Ongoing EBIT, weighted 50%, and Free Cash Flow, weighted 50%. These were the same metrics and same weightings as 2017, and are designed to reflect the Company's balanced focus on optimizing cash flow in addition to earnings growth. These measures are used by the Company to communicate with the investment community and reflect the operational contribution to the Company's financial performance. The goals and ranges established by the Committee and actual Company performance, appear in the table below:

Performance Measure	Weighting	Threshold (0% payout)	Target (100% payout)	Maximum (150% payout)	2018 Actual	Payout
Ongoing EBIT	50%	$1,100M	$1,500M	$1,600M	$1,319M	55%
Free Cash Flow	50%	$150M	$850M	$1,050M	$853M	101%
The Committee determined levels of achievement based on Whirlpool's financial results as follows:

•	Ongoing EBIT of $1.3 billion was below the target goal of $1.5 billion; and

•	Free Cash Flow of $853 million was slightly above the established target goal of $850 million.
Whirlpool experienced significant raw material inflation, trade tariffs, increased freight costs and currency volatility during the year which impacted Ongoing EBIT by $400 million in 2018. Ongoing EBIT was also impacted by worse than expected performance in EMEA. Free Cash Flow was driven by disciplined working capital management, including significant improvements in inventory and the favorable timing of certain payments.

With respect to the Company Performance Factor, the Committee determined that Ongoing EBIT results fell short of our target goal, while Free Cash Flow met our target goal. Based on these results, the Committee determined a Company Performance Factor of 78% for NEO awards.
The Committee determined the actual payout to each NEO by multiplying the NEO's target award by the applicable Company Performance Factor and using judgment to assess individual performance. Refer to pages 38-39 for a description of individual performance factors considered for each NEO.

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 33

Compensation Discussion and Analysis

Long-term Incentives
The Committee makes annual grants of long-term incentives (LTI) to focus executives on Whirlpool's longer-term financial and strategic objectives, to align management's interests with those of our stockholders, and to attract, retain, and motivate the executive talent the Company requires. These LTI awards, which we commonly refer to as Strategic Excellence Program awards, or "SEP," were made under the terms and conditions of the stockholder-approved Amended and Restated 2010 Omnibus Stock and Incentive Plan (2010 Plan). At the 2018 annual meeting, shareholders approved the 2018 Omnibus Stock and Incentive Plan (2018 Plan), which replaces the 2010 Plan. SEP awards granted after the 2018 annual meeting are made under the terms and conditions of the 2018 Plan.
The Committee, with the assistance of FW Cook, establishes the long-term incentive target opportunity for each NEO after reviewing competitive practices at peer companies, the executive's level of responsibility, and the executive's relative ability to contribute to the long-term success of the Company.
Long-term incentive awards typically consist of a combination of PSUs and stock options. Depending on a NEO's responsibilities, the SEP award may also include performance cash units (PCUs) and RSUs, as was the case for Messrs. Liotine and Brega in 2018. Beginning in 2019, 30% of SEP awards for NEOs will be granted in the form of stock options, with the remaining 70% granted in the form of PSUs.
Equity Award Grant Practices
Generally, the Committee grants equity awards to employees, including NEOs, on a single date at its regularly scheduled meeting in February. This meeting occurs after we release earnings for the prior fiscal year, which permits material information regarding our performance for the prior fiscal year to be disclosed to the public before equity-based grants are made. The actual number of stock units and stock options are awarded based on the closing stock price on the date of grant, and based on a Black-Scholes valuation methodology for stock options.
Performance-Based Restricted Stock Units and Performance Cash Units: PSUs and PCUs are tied directly to Whirlpool's financial and strategic performance over a preset three-year performance period beginning each January 1. Each annual grant rewards for the achievement of specific long-term strategic goals designed to deliver long-term stockholder value. The performance measures are established by the Committee based on Whirlpool's internal operating plan and expectations for the three-year performance period. These awards also promote executive retention as the executive must generally remain employed with Whirlpool through the end of the performance period in order to vest in the award. Beginning in 2019, Whirlpool will discontinue awards of PCUs to employees, including NEOs.
Stock Options: Stock options generally vest over a three-year period in equal annual installments and are exercisable over a ten-year term, promoting a focus on long-term stock value creation, as well as executive retention derived from continued service vesting requirements. Stock options granted by the Committee have a one-year minimum vesting period.
Time-vesting Restricted Stock Units: RSUs provide potential appreciation opportunity as Whirlpool's stock price increases. We may also make RSU grants to attract, retain, and provide additional incentive to our executives. Generally, RSUs vest in equal installments over three to five years of continued employment, as determined by the Committee, which provides a retention benefit over the vesting period. Beginning in 2019, Whirlpool will discontinue awards of time-vesting RSUs to NEOs as part of the annual SEP award, but may still grant RSUs for retention, promotion or recruiting purposes.

34 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Compensation Discussion and Analysis

2018 SEP Awards
For 2018, the Committee selected a three-year performance period for the achievement of performance goals, with the number of PSUs and PCUs earned to be determined and vested in February 2021 based on performance results for the period from 2018 through 2020.
The Committee established 2018 long-term incentive target award levels and allocations for the NEOs as follows:

NEO	2018 SEP Target Award	Percentage of 2018 SEP Target Award comprised by:
		PSUs	Stock Options	PCUs	RSUs
Marc R. Bitzer	$8,750,000	50%	50%	—	—
James W. Peters	$1,625,000	50%	50%	—	—
Jeff M. Fettig	$6,300,000	50%	50%	—	—
Joseph T. Liotine	$1,625,000	25%	25%	25%	25%
João C. Brega	BRL 2,730,000 (1)	25%	25%	25%	25%

(1)	Mr. Brega's SEP Target is noted in his home currency, Brazilian Reais. Converting into US Dollars results in a target of $742,054, using 12-month average exchange rates for 2018.
For 2018, the measures for the PSUs and PCUs were the same: Cumulative Ongoing Earnings Per Share (EPS) and Return on Invested Capital (ROIC), each equally weighted at 50%. These measures were chosen because they represent important indicators of Company growth, profitability and capital efficiency, which are considered key drivers of sustainable stockholder value creation. The 50%/50% weighting of these measures was the same as the 2017 PSUs and PCUs, reflecting the Company's balanced longer-term focus on both sustainable earnings growth and longer-term capital efficiency.
For the 2018-2020 performance period, the Committee established that performance in line with target goals would result in a payout equal to 100% of the target award, while stronger performance will result in increased award levels up to a maximum payout of 200% of the respective target award. Performance below threshold goals could result in no payout for the PSUs or PCUs. The Committee established the performance goals for the PSUs and PCUs to encourage strong, focused performance. Given the economic and market conditions at the time the targets were set, the goals were designed to be challenging but achievable, while performance levels resulting in maximum payouts were designed to be aggressive, stretch goals.
Special Recognition and Retention Awards
The Committee periodically grants additional "off-cycle" equity awards to key employees, including NEOs, in connection with promotions, recruitment and retention efforts, succession planning, or significant accomplishments or achievements. In 2018, the Committee did not grant any special awards to any named executive officer.

In February 2019, the Committee granted a special award of 15,000 PSUs to Mr. Brega to retain and motivate him during a critical time for the Latin America region. The award will vest in part or in full on March 1, 2023, subject to the achievement of two performance goals (each worth 7,500 PSUs) based on: (1) the successful completion of the strategic divestiture of our Embraco business, and (2) cumulative ongoing EBIT for the Latin America Region during the 2019 - 2021 performance period.

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 35

Compensation Discussion and Analysis

Performance-based Award Payout Factors for the 2016-2018 Performance Period
For PSUs and PCUs granted in 2016 (with a performance period from 2016 to 2018) the performance goals were Cumulative Ongoing EPS (75% weighting) and improvement in ROIC (25% weighting). The Committee established payout ranges from 0% to 200% for performance against each of these measures. These metrics were selected because they represent important measures of profitability and capital efficiency, which are considered key drivers of sustainable stockholder value creation.

Illustration of Whirlpool's 2016-2018 Performance-based SEP Awards for NEOs

Company Performance Factor (0 - 200%)
ê

		Cumulative Ongoing Earnings Per Share (EPS)* 75% Weighting (0 - 200%)	+	Improvement in Return on Invested Capital (ROIC) 25% Weighting (0 - 200%)
Target SEP Grant PSUs (#) PCUs ($)	x				=	Final Incentive Award (Vests after performance period is complete: 3 years following date of grant)

* For purposes of the Company Performance Factor, the Cumulative Ongoing EPS metric was based on GAAP Earnings Per Share excluding restructuring expenses, legacy product warranty and liability expense, acquisition-related transition costs, an out-of-period adjustment related to our China business, a France antitrust settlement, the impairment of goodwill and intangibles related to the EMEA region, trade customer insolvency expenses, divestiture related transition costs, a share count adjustment and the impact of tax reform legislation.

When setting financial objectives and evaluating actual results, the Committee determined that the target financial objectives would exclude certain items which were not viewed as reflective of ongoing business performance.

Performance Measure	Weighting	Performance Goals (Payout % Target)			2016-2018 Actual	Payout
		Threshold (0%)	Target (100%)	Maximum (200%)
Cumulative Ongoing EPS	75%	$36.00	$45.00	$54.00	$42.96	75%
3-year Average Annual Improvement in ROIC	25%	-0.2%	+0.5%	+1.5%	+0.33%	74%
Notes: Performance goals and payouts for Cumulative Ongoing EPS do not follow a linear relationship; improvement in ROIC reflects a three-year average improvement, with each year calculated separately, and the subsequent annual payouts averaged.
The Committee determined levels of achievement based on Whirlpool's financial results as follows:

•	Cumulative Ongoing EPS of $42.96 was below the established target of $45.00; and

•	Average Annual Improvement of ROIC of +0.33% was below the target goal of +0.5%.
Over the three-year time period, Whirlpool delivered solid results with margin expansion in our North America region and took decisive actions to overcome significant challenges around the globe. We quickly adapted our plans and implemented cost-based price increases to fully offset significant raw material, tariff and currency impacts. Additionally, we took a number of strong actions to refocus and right-size our business through

36 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Compensation Discussion and Analysis

significant global fixed cost reduction programs, reaching an agreement to sell our Embraco compressor business and announcing a number of strategic actions to restore our EMEA region to profitability.

With respect to the Company Performance Factor, the Committee determined that performance was below target, resulting in a Company Performance Factor of 74%.

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 37

Compensation Discussion and Analysis

Performance Assessment and Resulting Awards

Marc R. Bitzer Chairman and CEO

Mr. Bitzer's total pay in 2018 was $11,462,313. This value is based on his (a) actual base salary received during the year, (b) actual short-term incentive earned for 2018, and (c) the grant date fair value of 2018 equity awards.

Compensation Element	Value	Rationale
Salary	$1,250,000	Mr. Bitzer's salary was not changed from its level at year end 2017.
Short-term incentive	$1,462,500 (78% Company performance and no individual performance modifier applied)
Mr. Bitzer was Whirlpool's CEO during 2018. He was appointed Chairman of the Board of Directors effective January 1, 2019. His 2018 achievements included:

● Maintained leadership continuity during first full year as CEO, minimizing disruption and enabling the Company to deliver strong results in 2018, in spite of significant external challenges;

● Implemented a global fixed cost reduction initiative which led to strong levels of ongoing productivity;

● Implemented price increases with limited loss of demand to position the business for success in 2019; and

● Led restructuring of Whirlpool business in EMEA, including exits from underperforming businesses and restructuring of leadership team.

Using a Company multiplier of 78%, the Committee determined that Mr. Bitzer's resulting short-term incentive award for 2018 performance was $1,462,500.

Long-term incentive	$8,749,813	Represents the fair value of the target award on the date of grant in 2018, which has a 2018-2020 performance period for the PSUs.

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Compensation Discussion and Analysis

Other Named Executive Officers
The CEO's recommendations for Messrs. Peters, Liotine, and Brega were based on Company performance and his review of individual performance. The following information provides highlights of specific individual and business performance considered in the pay recommendations for the other NEOs, and the resulting awards under the short-term incentive program.

James W. Peters, Executive Vice President and Chief Financial Officer
Mr. Peters is responsible for developing and implementing Whirlpool's financial and accounting plans and maintaining positive relationships with investors and regulators. His 2018 achievements included:

• Successfully executed capital allocation strategy, returning over $1.5 billion to shareholders; and
• Cultivated improved investor relationships, including targeted investor outreach throughout the year.
Using a Company multiplier of 78%, the Committee determined that Mr. Peters' resulting short-term incentive award for 2018 performance was $446,405.

Jeff M. Fettig, Executive Chairman
Mr. Fettig served as Executive Chairman of the Board of Directors during 2018. From 2004 until October 2017 he served as the Company's Chief Executive Officer. His 2018 achievements included:
• Supported the successful transition of CEOs, including ongoing mentoring of the Company's new CEO; and
• Provided strong leadership as executive chairman in the areas of long-term strategic planning, risk management, and board oversight processes.
Using a Company multiplier of 78%, the Committee determined that Mr. Fettig's resulting short-term incentive award for 2018 performance was $1,146,600.

Joseph T. Liotine, Executive Vice President and President, Whirlpool North America
Mr. Liotine is responsible for leading Whirlpool's operations in the North America region. His 2018 achievements included:
• Strong operational results for North America, including an increase in operating margin, in spite of significant increases in raw material costs and challenges from trade tariffs;
• Executed price increase while maintaining market share; and
• Successfully mitigated the risk associated with the bankruptcy filing of a well-known trade customer.
The Committee determined that Mr. Liotine's individual performance warranted a discretionary adjustment of 125% of target. Combined with a Company multiplier of 78%, the Committee determined that Mr. Liotine's resulting short-term incentive award for 2018 performance was $625,625.

João C. Brega, Executive Vice President and President, Whirlpool Latin America
Mr. Brega leads Whirlpool's operations in the Latin America region. His 2018 achievements included:
• Strong financial results in Latin America in spite of significant macroeconomic headwinds in Brazil and Colombia, and a significant disruption from a trucking strike in Brazil; and
• Led successful realignment of the Latin America Region (LAR), including integration of Mexico into LAR North, and continued strategic development of the LAR South business.
Using a Company multiplier of 78%, the Committee determined that Mr. Brega's resulting short-term incentive award for 2018 performance was BRL 1,703,520 ($463,042).

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 39

Compensation Discussion and Analysis

Other Elements of Compensation
Benefits and Perquisites
We provide competitive perquisites to executives, including financial planning services, limited use of Whirlpool-owned and leased property, product exchanges and discounts, home security systems, relocation assistance, and comprehensive health evaluations. These perquisites are designed to support a market-based competitive total compensation package, which serves our overall attraction and retention objectives and enhances the efficiency of our management team by enabling them to focus their efforts on Whirlpool business. For purposes of personal security and immediate availability, Mr. Fettig and Mr. Bitzer were entitled to use Company aircraft for personal use in 2018. Other executives may be granted limited use of the aircraft with the permission of the CEO. The value of this benefit is treated as taxable income, and the executive is responsible for all associated taxes. Mr. Brega is eligible to receive Company-provided insurance premiums and the use of a Company-provided car and driver in Brazil for personal security reasons, consistent with prevailing market practices for executives in Latin America.
Retirement
NEOs are eligible for retirement benefits designed to provide, in total, a market-competitive level of income replacement upon retirement through a combination of qualified and non-qualified plans. These plans are designed to attract and retain high-quality executives by providing market-competitive benefit levels, and also support our leadership development objectives by providing senior executives with an opportunity to accumulate sufficient resources to retire from the Company at appropriate times, thereby enabling an orderly succession of talent throughout the organization.
We periodically assess retirement benefits for the Company's senior leaders, including each of the U.S.-based NEOs, against data provided to the Willis Towers Watson Employee Benefits Information Center (Willis Towers Watson) by other U.S. companies that provide survey data on executive benefits. In 2015, we last reviewed with Willis Towers Watson comparisons of data obtained from 54 companies with revenue between $10 billion and $45 billion. Accordingly, this survey tool includes data on a much broader base of companies than those included in the executive compensation comparator group.

This review is an important factor used in determining the median retirement income replacement ratio among similarly situated executives at such companies and in setting the target amount of total retirement benefits for our U.S.-based NEOs. As a result of the current mix of our retirement plans, we believe that total retirement benefits for the U.S.-based NEOs are currently at a competitive level when compared to the other companies in the survey.

IV. Policies and Practices

Stock Ownership Guidelines
The Committee has established robust stock ownership guidelines, which support the objective of increasing the amount of Whirlpool stock owned by the Company's senior leaders. These guidelines are designed to ensure that our NEOs and other senior leaders have a significant stake in Whirlpool's long-term success and further aligns the interests of executives with those of our stockholders. These ownership guidelines take into account our use of long-term equity incentives as well as a review of competitive market practices. The guidelines are expressed as multiples of base salary and vary based on an individual's level in the organization. Ownership guidelines for the NEOs are as follows:

40 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Compensation Discussion and Analysis

Chief Executive Officer, Executive Chairman	7 x salary
Chief Financial Officer and Regional Presidents	5 x salary
Other Executive Vice Presidents	4 x salary

The guidelines require each executive to achieve their respective level of stock ownership within five years of their hire date or date of most recent promotion. For compliance with these guidelines, ownership includes shares purchased on the open market, shares owned jointly with spouses and children, shares held in the Whirlpool 401(k) Retirement Plan, shares obtained through stock option exercises (but not including unvested shares or unexercised stock options), and shares owned outright (including those in which the executive has deferred distribution).

The Committee annually reviews each of the NEOs' progress towards achieving the applicable level of ownership. During the Committee's most recent review of executive stock ownership, it was determined that each NEO is on track or exceeds the applicable stock ownership guideline.

Compensation Recovery Policy (Clawback)
The short-term incentive and omnibus stock incentive plans include "clawback" provisions under which the repayment of awards may be required under certain circumstances. Under these plans, the Committee may require repayment of an award if the participant is terminated or otherwise leaves employment with the Company within two years following the vesting date of the award and such termination of employment is in any way connected with any misconduct or violation of Company policy. The plans also contain provisions that include the potential clawback of granted cash and equity in the event of a material financial restatement. Moreover, these plans provide that the Committee may require repayment of awards if a participant becomes employed with a competitor within the two-year period following termination of employment, or for any other reason considered by the Committee in its sole discretion to be detrimental to the Company or its interests.
Hedging and Pledging
The Committee has established trading guidelines for Whirlpool stock prohibiting hedging by any employee or director, and pledging or trading on margin by executive officers and directors. Employees, directors, and executive officers are also prohibited from engaging in transactions that have the effect of any of the foregoing actions.
Non-Competition / Non-Solicitation Agreements
The Company maintains non-competition and non-solicitation agreements with leaders of the Company, including each of our U.S.-based NEOs, to protect confidential information and trade secrets from unauthorized use or disclosure. Violation of these agreements may result in clawback or forfeiture of incentive compensation awards.
Post-Employment Provisions
Our U.S.-based NEOs are eligible to receive benefits under a severance policy generally available to U.S. salaried employees. We have also entered into Compensation Benefits and Assurance Agreements with each NEO, to provide benefits in the event of a qualifying termination following a change in control of Whirlpool. These agreements are intended to ensure that our NEOs are not deterred from exploring opportunities that will result in maximum value for stockholders, including actions that may result in a change in their position or standing within Whirlpool, and to promote orderly succession of talent and support our overall attraction and retention objectives. These agreements align Whirlpool's change in control severance program with current best practices in this area by requiring consummation of a merger

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 41

Compensation Discussion and Analysis

or consolidation transaction to trigger the protections afforded under the program and imposing a "double-trigger" requirement under which benefits under these agreements are triggered only upon the occurrence of both a change in control event and the termination of the employment relationship by Whirlpool without cause or by the executive for good reason. The agreements do not provide "golden parachute" excise tax gross-ups. Mr. Fettig did not receive any severance benefits or new compensation upon his retirement on December 31, 2018.
Employment Contracts
Generally, we have no employment contracts with our employees, unless required or customary based on local law or practice. We do not have employment contracts in place with any of the U.S.-based NEOs.

Human Resources Committee Report

The Human Resources Committee of Whirlpool's Board of Directors reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.
Based upon this review and discussion, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Whirlpool's Annual Report on Form 10‑K for the year ended December 31, 2018, as incorporated by reference from this proxy statement.

HUMAN RESOURCES COMMITTEE
Michael F. Johnston, Chair	Diane M. Dietz
Samuel R. Allen	William D. Perez
Harish Manwani	Greg Creed

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Executive Compensation

2018 Executive Compensation Tables

2018 Summary Compensation Table
The following table presents compensation information for our Named Executive Officers during 2018 and, to the extent required to comply with SEC executive compensation disclosure rules, 2017 and 2016 fiscal years.
The table may not reflect the actual compensation received by any NEO for the periods indicated. For example, amounts recorded in the Stock Awards and Option Awards columns reflect the fair market value of the awards at the award date and the targeted compensation for certain performance-based equity awards. The actual value of compensation realized by a NEO may vary from the amount reported below due to Company performance relative to established incentive award criteria, the stock price on award distribution dates, and, in the case of stock options, differences between the stock price on the grant date and the stock price at exercise. As a second example, the amounts reported in the Change in Pension Value and Non-qualified Deferred Compensation Earnings column represent an actuarial present value which may significantly increase or decrease reportable compensation in any given year depending on interest rates and other factors.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Marc R. Bitzer President and Chief Executive Officer	2018	1,250,000	—	4,374,836	4,374,977	1,462,500	178,692	195,270	11,836,275
	2017	1,091,667	—	2,099,879	2,100,075	591,798	621,618	241,327	6,746,364
	2016	1,000,000	—	1,874,983	1,874,782	1,062,500	438,772	170,000	6,421,037
James W. Peters Executive Vice President and Chief Financial Officer	2018	641,667	—	812,381	812,463	522,255	—	102,820	2,891,586
	2017	588,333	—	749,868	750,002	230,606	301,653	69,500	2,689,962
	2016	456,667	—	2,126,194	102,467	312,897	176,037	53,962	3,228,224
Jeff M. Fettig Chairman of the Board (1)	2018	1,050,000	—	3,149,875	3,149,976	1,146,600	—	270,181	8,766,632
	2017	1,480,000	—	5,327,926	5,328,258	971,354	2,624,518	252,142	15,984,198
	2016	1,480,000	—	5,105,971	5,105,425	1,991,833	2,234,266	230,647	16,148,142
Joseph T. Liotine Executive Vice President and President, Whirlpool North America	2018	641,667	—	812,380	406,212	862,888	1,022	45,910	2,770,079
	2017	595,000	—	3,377,596	360,008	371,998	285,394	53,015	5,043,011

João C. Brega Executive Vice President and President, Whirlpool Latin America (2)	2018	589,295	—	423,460	211,752	583,979	—	218,113	2,026,599
	2017	638,130	—	3,076,372	209,373	309,561	—	215,327	4,448,763
	2016	546,271	—	302,186	151,138	583,807	—	184,890	1,768,292

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Executive Compensation

(1)
Mr. Fettig retired from the Company, effective December 31, 2018. Mr. Bitzer, the Company's current Chief Executive Officer, was appointed to serve as Chairman of the Board of Directors, effective as of January 1, 2019.

(2)	Compensation amounts for Mr. Brega paid in Brazilian Reais have been converted to U.S. Dollars using a monthly average currency conversion rate for the applicable year.

(3)
Reflects grant date fair value of target PSUs, which represents the probable attainment level of these awards at the time of grant, and RSUs. See our "Share-Based Incentive Plans" Note to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the applicable fiscal year for a discussion of the relevant assumptions used to account for these awards. PSUs have a potential payout of 0% to 200% of the target amount. The grant date fair values of the maximum possible payout with respect to the PSU awards in 2018 are as follows:

Name	2018 ($)
Marc R. Bitzer	8,749,673
James W. Peters	1,624,762
Jeff M. Fettig	6,299,751
Joseph T. Liotine	812,380
João C. Brega	423,460
For the actual number of PSUs earned for the 2016-2018 performance period as well as target awards for the 2017-2019 and 2018-2020 performance periods, see the "2018 Outstanding Equity Awards at Fiscal Year-End" table.

(4)
Reflects the grant date fair value of stock option awards. See our "Share-Based Incentive Plans" Note to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the applicable fiscal year for a discussion of the relevant assumptions used in calculating these values.

(5)
Represents the cash incentive awards earned in 2018 under Whirlpool's short-term incentive program. For Messrs. Peters, Liotine, and Brega, the 2018 amount also includes the equivalent of $75,850, $237,263, and $120,937, respectively, in PCUs earned, which had a performance period from 2016-2018, and were paid on February 19, 2019.

(6)
Reflects the change in actuarial present value of these benefits from December 31, 2017 to December 31, 2018. For Mr. Peters and Mr. Fettig, the changes were negative amounts of ($18,215) and ($1,961,835), respectively. See the 2018 "Pension Benefits" table for the actuarial present value of these benefits. None of our NEOs received above-market earnings on their non-qualified deferred compensation accounts.

(7)	The following table presents an itemized account of the amounts shown in the "All Other Compensation" column for each NEO in 2018:

Name	Personal Use of Whirlpool Aircraft (a) ($)	Other Perquisites (b) ($)	Defined Contribution Plan Contributions (c) ($)	Car & Driver (d) ($)	Insurance Premiums (e) ($)	Total ($)
Marc R. Bitzer	74,406	33,364	87,500	—	—	195,270
James W. Peters	39,621	18,282	44,917	—	—	102,820
Jeff M. Fettig	43,366	153,315	73,500	—	—	270,181
Joseph T. Liotine	—	17,660	28,250	—	—	45,910
João C. Brega	—	7,437	89,363	65,845	55,468	218,113

(a)
Our incremental cost for personal use of Whirlpool aircraft is calculated by multiplying the aircraft's hourly variable operating cost by a trip's flight time, which includes any flight time of an empty return flight. Variable operating costs are based on industry standard rates of variable operating costs, including fuel costs, trip-related maintenance, landing/ramp fees, and other miscellaneous variable

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costs. On certain occasions, a spouse or other family member may accompany one of our NEOs on a flight. No additional operating cost is incurred in such situations under the foregoing methodology. We do not pay our NEOs any amounts in connection with taxes on income imputed to them for personal use of our aircraft.

(b)
Represents the incremental cost to Whirlpool of: Whirlpool products offered at discounted prices, financial planning and tax services, personal use of property that we own or lease primarily for business purposes, a commemorative gift (for Mr. Fettig), comprehensive health evaluations, and home security. In 2018, Whirlpool paid for financial planning and tax services on behalf of Mr. Bitzer, valued at $27,150, and for Mr. Fettig, valued at $127,338, based on the amounts paid directly to the applicable service provider. Except as noted, individually, none of these categories of perquisites or personal benefits exceeded $25,000 for the other NEOs.

(c)
Represents Whirlpool's contributions to the 401(k) Retirement Plan and the 401(k) Restoration Plan for Messrs. Bitzer, Peters, Fettig, and Liotine. The amount for Mr. Brega consists of Whirlpool contributions to a defined contribution plan account maintained in Brazil.

(d)
For Mr. Brega, this amount includes the incremental cost to Whirlpool for providing a car and driver for security reasons and local prevailing market practices for company executives in Brazil. This amount reflects the car lease and driver compensation cost.

(e)	Represents Whirlpool's payments to provide life and health insurance programs to Mr. Brega, consistent with those programs customarily provided to executive-level employees of companies in Brazil.

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2018 Grants of Plan-Based Awards
The following table provides additional information about plan-based compensation disclosed in the 2018 Summary Compensation Table or, in the case of PCUs, granted during the year. In February 2018, we granted short-term cash incentives to our NEOs under PEP, and long-term incentives consisting of PSUs, PCUs, RSUs, and non-qualified stock options under the Whirlpool Corporation Amended and Restated 2010 Omnibus Stock and Incentive Plan. Information regarding the treatment of these awards upon a qualifying termination following a change in control is set forth below and under the "Potential Post-Termination Payments" section later in the proxy statement.
The Committee established both target and maximum award levels of PSUs and PCUs with actual awards to be determined based on the achievement of specified objectives over a three-year performance period (2018 - 2020). Upon completion of the performance period, the Committee will approve award amounts in February 2021, basing the number of PSUs and the value of PCUs earned on the level of achievement of the performance period objectives. These awards, once determined, vest three years from the date the terms of the award were established.
Generally, an executive must be employed by Whirlpool on the last day of the performance period in order to earn the short-term incentive award, and be employed on the vesting date in order to earn the PSU or PCU awards. However, a retirement-eligible NEO who retires during the performance period may receive a prorated portion of the PSU or PCU award, once the vesting level of the award is determined by the Committee after the end of the performance period.
With respect to PSU and PCU awards, if an executive dies or becomes disabled during the performance period, the award payout determined by the Committee at the end of the performance period is prorated based on the amount of service completed over the three-year performance period. With respect to RSU awards, if an NEO dies, becomes disabled, or retires during the vesting period but prior to the vesting date of the award, vesting and distribution will be accelerated.
Stock option grants are issued with an exercise price equal to the closing price of Whirlpool common stock as reported on the NYSE on the award date. The option term is ten years and options vest in three substantially equal annual installments, subject to the NEO's continued employment through the applicable vesting date. If the executive dies or becomes disabled, the stock options immediately vest and expire three years from the date of the event or the original expiration date (whichever occurs first), provided that some options may allow for a post-termination exercise period of at least one year. If the NEO retires, the stock options immediately vest and expire five years from the retirement date or the original expiration date (whichever occurs first). Options cannot be exercised before the first anniversary of the grant.

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		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marc R. Bitzer
PEP - Cash (2)	—	0	1,875,000	3,515,625	—	—	—	—	—	—	—
PSUs (3)	2/19/2018	—	—	—	0	25,332	50,664	—	—	—	4,374,836
Stock Options (4)	2/19/2018	—	—	—	—	—	—	—	114,110	172.70	4,374,977
James W. Peters
PEP - Cash (2)	—	0	572,314	1,073,089	—	—	—	—	—	—	—
PSUs (3)	2/19/2018	—	—	—	0	4,704	9,408	—	—	—	812,381
Stock Options (4)	2/19/2018	—	—	—	—	—	—	—	21,191	172.70	812,463
Jeff M. Fettig
PEP - Cash (2)	—	0	1,470,000	2,756,250	—	—	—	—	—	—	—
PSUs (3)	2/19/2018	—	—	—	0	18,239	36,478	—	—	—	3,149,875
Stock Options (4)	2/19/2018	—	—	—	—	—	—	—	82,159	172.70	3,149,976
Joseph T. Liotine
PEP - Cash (2)	—	0	641,667	1,203,126	—	—	—	—	—	—	—
PSUs (3)	2/19/2018	—	—	—	0	2,352	4,704	—	—	—	406,190
Stock Options (4)	2/19/2018	—	—	—	—	—	—	—	10,595	172.70	406,212
RSUs (5)	2/19/2018	—	—	—	—	—	—	2,352	—	—	406,190
Performance Cash Units (6)	2/19/2018	0	406,250	812,500	—	—	—	—	—	—	—
João C. Brega
PEP - Cash (2)	—	0	593,644	1,113,083	—	—	—	—	—	—	—
PSUs (3)	2/19/2018	—	—	—	0	1,226	2,452	—	—	—	211,730
Stock Options (4)	2/19/2018	—	—	—	—	—	—	—	5,523	172.70	211,752
RSUs (5)	2/19/2018	—	—	—	—	—	—	1,226	—	—	211,730
Performance Cash Units (6)	2/19/2018	—	211,281	422,561	—	—	—	—	—	—	—
`

(1)
Represents the grant date fair value for the equity awards reported in this table. For the PSUs for each NEO, the amount represents the fair market value at the award date based upon the probable outcome of the performance conditions. See our "Share-Based Incentive Plans" Note to the Consolidated Financial Statements included in our 2018 Annual Report on Form 10-K for a discussion of the relevant assumptions used to account for these awards.

(2)
Represents estimated possible payouts of short-term incentive awards for 2018 under PEP. See the column captioned "Non-Equity Incentive Plan Compensation" in the 2018 Summary Compensation Table for the actual payout amounts for 2018.

(3)
Represents PSU grants made in 2018 for the 2018 - 2020 performance period. Final award determination will be made in February 2021 by the Committee based on actual performance during the performance period.

(4)
These stock options were granted as part of the Company's annual long-term incentive program and vest over a three-year term in equal annual installments on each anniversary of the award date, subject to the NEO's continued employment through the applicable vesting date.

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Executive Compensation

(5)
These RSUs were granted as part of the Company's annual long-term incentive program and vest over a three-year term in equal annual installments on each anniversary of the award date, subject to the NEO's continued employment through the applicable vesting date.

(6)
Represents PCU grants made in 2018 for the 2018 - 2020 performance period. Final award determination will be made in February 2021 by the Committee based on actual performance during the performance period.

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2018 Outstanding Equity Awards at Fiscal Year-End
The table below lists outstanding equity grants for each NEO as of December 31, 2018. The table includes outstanding equity grants from past years, as well as the current year.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Marc R. Bitzer
Stock Options
2014	32,615	—		138.56	2/17/2024
2015	22,345	—		213.23	2/16/2025
2016	19,918	19,918		132.19	2/15/2026
2017	16,216	31,478		177.19	2/20/2027
2018	—	114,110		172.70	2/19/2028
PSUs
2016						10,496(3)	1,121,708(4)
2017								11,851(5)	1,266,516
2018								25,332(6)	2,707,231
RSUs						29,679(7)	3,171,795
James W. Peters
Stock Options
2015	1,536	—		213.23	2/16/2025
2016	1,088	1,088		132.19	2/15/2026
2017	5,793	11,240		177.19	2/20/2027
2018	—	21,191		172.70	2/19/2028
PSUs
2016						573(3)	61,237(4)
2017								4,232(5)	452,274
2018								4,704(6)	502,716
RSUs						10,255(8)	1,095,952

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	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Jeff M. Fettig
Stock Options
2011	137,925	—		85.45	2/14/2021
2012	211,332	—		71.03	2/20/2022
2013	134,411	—		107.57	2/20/2023
2014	111,987	—		138.56	12/31/2023
2015	78,740	—		213.23	12/31/2023
2016	164,373	—		132.19	12/31/2023
2017	121,008	—		177.19	12/31/2023
2018	—	82,159		172.70	12/31/2023
PSUs
2016						28,583(3)	3,054,665(4)
2017								30,069(5)	3,213,474
2018								18,239(6)	1,949,202
RSUs						—	—
Joseph T. Liotine
Stock Options
2015	4,335	—		213.23	2/16/2025
2016	3,405	3,405		132.19	2/15/2026
2017	2,780	5,396		177.19	2/20/2027
2018	—	10,595		172.70	2/19/2028
PSUs
2016						1,794(3)	191,725(4)
2017								2,031(5)	217,053
2018								2,352(6)	251,358
RSUs						19,489(9)	2,082,789
João C. Brega
Stock Options
2014	4,952	—		138.56	2/17/2024
2015	3,048	—		213.23	2/16/2025
2016	3,261	1,605		132.19	2/15/2026
2017	1,617	3,138		177.19	2/20/2027
2018	—	5,523		172.70	2/19/2028
PSUs
2016						845(3)	90,305(4)
2017								1,181(5)	126,213
2018								1,226(6)	131,023
RSUs						17,381(10)	1,857,507

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(1)
As shown in the table above, Messrs. Bitzer, Peters, Liotine, and Brega have three awards with remaining unvested stock options listed in this column. These awards represent grants from 2016, 2017, and 2018. Stock options generally vest and become exercisable in equal installments on the first, second, and third anniversary of the grant date. In the case of retirement, all unvested stock options immediately vest but must be exercised on or before the earlier of the fifth anniversary of the executive's retirement or the expiration date; provided that no stock option may be exercised earlier than the first anniversary of the grant date. Accordingly, Mr. Fettig's stock options vested upon his retirement, and the expiration date of these options was adjusted to December 31, 2023. Mr. Fettig's 2018 stock option grant is not exercisable until February 19, 2019. As of the last day of our 2018 fiscal year, (i) the awards granted in 2016 have one remaining vesting date: February 15, 2019; (ii) the awards granted in 2017 have two vesting dates remaining: February 20, 2019 and February 20, 2020; and the awards granted in 2018 have three vesting dates remaining: February 19, 2019, February 19, 2020, and February 19, 2021.

(2)
Represents unvested RSUs or PSUs multiplied by the closing price of our common stock ($106.87) on December 31, 2018, the last trading day of the year. The ultimate value of the awards will depend on the value of our common stock on the actual vesting date, and in the case of PSUs, the extent to which the performance goals are achieved.

(3)	Represents earned, but unvested PSUs granted in 2016 with a performance period from 2016-2018. Shares were distributed on February 18, 2019.

(4)	The value of the PSU awards vesting February 18, 2019 are as follows: Mr. Bitzer, $1,462,723; Mr. Peters, $79,853; Mr. Fettig, $3,983,327; Mr. Liotine, $250,012; and Mr. Brega, $117,759.

(5)
Represents PSUs granted in 2017, with a performance period of 2017-2019, reported at the target level of performance. Final award determination will be made after the completion of the 2019 performance year.

(6)
Represents PSUs granted in 2018, with a performance period of 2018-2020, reported at the target level of performance. Final award determination will be made after the completion of the 2020 performance year.

(7)
For Mr. Bitzer, represents 29,679 unvested RSUs which includes 19,679 stock units that will vest and be distributed in shares of common stock upon a qualified retirement. Units vesting upon retirement are credited with dividend equivalents until distribution. Also included are 10,000 RSUs which vest on June 15, 2020, subject to his continued employment through the vesting date.

(8)
For Mr. Peters, represents 10,255 unvested RSUs that will vest and be distributed in shares of common stock as follows: 255 on February 15, 2019; 5,000 on August 1, 2019; and 5,000 on August 1, 2021, subject to his continued employment through the applicable vesting date.

(9)
For Mr. Liotine, represents 19,489 unvested RSUs that will vest and be distributed in shares of common stock as follows: 799 on February 15, 2019; 800 on February 19, 2019; 669 on February 20, 2019; 776 on February 19, 2020; 8,169 on February 20, 2020; 776 on February 19, 2021; and 7,500 on February 20, 2022, subject to his continued employment through the applicable vesting date.

(10)
For Mr. Brega, represents 17,381 RSUs that will vest and be distributed in shares of common stock as follows: 377 on February 15, 2019; 418 on February 19, 2019; 389 on February 20, 2019; 404 on February 19, 2020; 7,889 on February 20, 2020; 404 on February 19, 2021; and 7,500 on February 20, 2022, subject to his continued employment through the applicable vesting date.

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2018 Option Exercises and Stock Vested
The table below summarizes the value received from stock option exercises and RSUs that vested in 2018.

Name	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise (1) (#)	Value Realized on Exercise (2) ($)	Number of Shares Acquired on Vesting (3) (#)	Value Realized on Vesting (4) ($)

Marc R. Bitzer	—	—	1,736	299,807
James W. Peters	—	—	5,524	869,625
Jeff M. Fettig	300,000	25,539,000	23,913	2,958,362
Joseph T. Liotine	—	—	7,253	1,252,910
João C. Brega	—	—	2,620	452,304

(1)	Option awards exercised by Mr. Fettig were granted on February 16, 2009.

(2)
The dollar value realized on the exercise of stock options represents the pre-tax difference (fair market value of Whirlpool common stock on the exercise date minus the exercise price of the option) multiplied by the number of shares of common stock covered by the stock options exercised by the NEO.

(3)	Reflects vesting of RSU awards as shown below.

Name	2015 PSU Awards	RSU Awards	Total Shares Vested
Marc R. Bitzer	1,736	—	1,736
James W. Peters	119	5,405	5,524
Jeff M. Fettig	6,118	17,795	23,913
Joseph T. Liotine	336	6,917	7,253
João C. Brega	1,542	1,078	2,620

(4)
The dollar value realized represents the pre-tax value received by each NEO upon the vesting of the RSU awards. The value realized is based on the closing stock price of Whirlpool stock on the NYSE on the vesting date.

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2018 Pension Benefits
Defined Benefit Plans
Messrs. Fettig, Peters, and Liotine accrued benefits under the Whirlpool Employees Pension Plan, and Mr. Fettig accrued benefits under the associated Whirlpool Retirement Benefits Restoration Plan (the "Pension Restoration Plan"), through December 31, 2006, when plan benefits were frozen. (Effective January 1, 2018, the Whirlpool Employees Pension Plan and the four other qualified pension plans historically maintained by Whirlpool were consolidated into two new pension plans. Accrued benefits for Messrs. Fettig, Peters, and Liotine were transferred to the Whirlpool Tammy Employees Pension Plan ("WTEPP") in conjunction with the plan consolidation.) Messrs. Fettig, Bitzer, Peters and Liotine participate in the Supplemental Executive Retirement Plan ("SERP"). These plans provide a defined benefit upon retirement relative to salary and annual cash incentives earned during the employment period. The table presented in this section describes the estimated actuarial present value of accrued pension benefits through the end of our 2018 fiscal year for each of the NEOs listed in the table. Mr. Fettig was eligible for retirement benefits as of the last day of our 2018 fiscal year. The number of years of service credited to each NEO equals the NEO's length of eligible service with Whirlpool. Whirlpool currently has a policy that prohibits crediting additional years of service under its pension plans.

What are WTEPP and the Pension Restoration Plan?

WTEPP is a qualified plan that, together with the other consolidated qualified pension plan, provides all eligible employees, which includes most of Whirlpool's U.S. salaried workforce employed prior to the freezing of plan benefits as of December 31, 2006, with a defined benefit pension upon reaching retirement eligibility. The Pension Restoration Plan is a nonqualified plan that provides eligible executives with a pension benefit in excess of the statutory benefit limitations applicable to qualified plans. For salaried benefits under WTEPP and the Pension Restoration Plan, the formula is:

2% x years of credited service x average base salary
In this formula:
•
"years of credited service" for salaried employees is generally based on hours worked as a salaried employee and also includes periods for which the employee was paid but did not work (such as vacation periods and holidays), periods of military service required to be recognized under federal law, and up to 24 months of long-term disability;

•
"average base salary" generally means the average of base salary in effect during the 60 sequential (but not necessarily consecutive) full calendar months of a participant's last 120 or fewer consecutive full calendar months of service before retirement or other termination of service that will produce the largest average monthly amount; and

•	the maximum number of years of service credited under the plan is 30 years.

Retirement benefits under WTEPP are limited by the Internal Revenue Code. Benefits can be paid to plan participants in a variety of annuity forms or as a lump sum amount.
After reaching age 55 and completing five years of service with Whirlpool, salaried participants in this plan are eligible for early retirement benefits under the plan. Benefits paid prior to age 65 are reduced. The factors used to determine this reduction vary with the participant's age. For example, salaried participants whose benefits have vested and who retire from active service at age 55 would have their retirement benefits reduced to 55% of the full retirement benefit payable at age 65.
Under the Pension Restoration Plan, the retirement eligibility and benefit formula are the same as under WTEPP, except that in this plan, statutory benefit limitations are not applied in calculating benefits under the formula. The benefit payable from the Pension Restoration Plan is offset by the benefit payable from WTEPP. With respect to our NEOs who participate in this plan, payments are made in accordance with their distribution

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elections. Participants in this plan generally may select among the following payment distribution options: as a lump sum payable seven months following termination; as a lump sum payable in April following the first anniversary of termination; or as ten annual installments commencing seven months after termination.

What is SERP?

SERP is a non-qualified plan that provides a benefit based on annual cash incentive compensation, which supplements the benefit calculated on base salary under WTEPP and the Pension Restoration Plan. With respect to benefits under SERP, the formula is:

2% x years of credited service x average of the highest 5 PEP awards earned over the last ten full years of employment
In this formula:
•	"years of credited service" has the same meaning as it does under WTEPP described previously (except that credited service has not been frozen under SERP); and
•	the maximum number of years of service credited is 30 years.

After completing five years of service, our NEOs are eligible for benefits under SERP upon termination of employment for any reason except a termination for cause, provided they have received one or more PEP awards within the last ten calendar years preceding their termination of employment. Participants in this plan generally may select among the same payment distribution options as in the Pension Restoration Plan, as described above.
The actuarial present values of benefits under Whirlpool's pension plans are calculated in accordance with the following assumptions: (1) discount rate: 2018 of 4.30% and 2017 of 3.70%; (2) assumed retirement age: 65; (3) no pre-retirement decrements; and (4) assumed form of payment: lump sum, determined as equal to the present value of the life annuity provided by the plans' formulas and calculated based on the plans' provisions, including an interest rate based on high-quality corporate bond yields (assumed to be 4.30%) and mortality assumption that is based on the Internal Revenue Service prescribed 417(e) mortality rates.
The actuarial increase during our 2018 fiscal year of the projected retirement benefits can be found in the 2018 Summary Compensation Table in the "Change in Pension Value and Non-qualified Deferred Compensation Earnings" column (all amounts reported under that heading represent actuarial increases in our plans).

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Marc R. Bitzer	WTEPP	—		—	—
	Pension Restoration	—		—	—
	SERP	10		2,324,633	—
			Total	2,324,633
James W. Peters	WTEPP	3		47,560	—
	Pension Restoration	—		—	—
	SERP	15		816,735	—
			Total	864,295
Jeff M. Fettig	WTEPP	26		1,262,958	—
	Pension Restoration	26		3,961,738	—
	SERP	30		19,386,214	—
			Total	24,610,910
Joseph T. Liotine	WTEPP	2		30,536	—
	Pension Restoration	—		—	—
	SERP	14		654,641	—
			Total	685,177

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Defined Contribution Plans
The Whirlpool 401(k) Retirement Plan provides a defined contribution retirement benefit qualified under Section 401(k) of the Internal Revenue Code. This plan offers participants a pre-tax retirement savings vehicle, plus employer contributions that encourage participant retirement savings, and provide additional assets for employees' retirement. Most U.S.-based employees of Whirlpool, including the NEOs, are eligible to participate in this plan. This plan provides an automatic employer contribution of 3% of pay. The 401(k) plan provides for an employer match of up to 4% of pay, provided that participants contributed at least 5% of pay on a pre-tax basis to the plan, and subject to contribution and benefit limitations under the Internal Revenue Code.
2018 Non-Qualified Deferred Compensation
The following table provides information about the non-qualified defined contribution deferred compensation plans in which our U.S.-based NEOs participate. Some of our NEOs participate in the Whirlpool Corporation Executive Deferred Savings Plan I ("EDSP I") and/or the Whirlpool Corporation Executive Deferred Savings Plan II ("EDSP II"). EDSP I was designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan. Participants may no longer make deferrals into EDSP I. EDSP II became effective January 1, 2005, to comply with the requirements of Section 409A of the Internal Revenue Code.
EDSP II includes two components: the traditional component is known as EDSP II and the added component is known as the Whirlpool Executive Restoration Plan (the "401(k) Restoration Plan"). The traditional EDSP II is designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan and the 401(k) Restoration Plan. Eligible executives may elect to contribute up to 75% of their short-term incentive payouts and long-term cash and RSU incentives under this component. For our NEOs, the 401(k) Restoration Plan treats base salary as the only form of compensation eligible for deferral under the plan.
Once an executive's deferrals under the Whirlpool 401(k) Retirement Plan become limited by one or more Internal Revenue Code limitations, the executive's elected deferrals will continue at the same rate, with such overage credited to his account under the 401(k) Restoration Plan.
An EDSP I participant generally may elect distribution following termination of employment in the form of a lump sum or in monthly installments for up to ten years. A participant in EDSP II generally may select among the following post-termination distribution options: as a lump sum payable seven months following termination; as a lump sum payable in April following the first anniversary of termination; or as ten annual installments commencing seven months following termination. EDSP I and EDSP II (including both the traditional component and the 401(k) Restoration Plan component) are unfunded non-qualified plans that are secured by our general assets. Amounts deferred are credited to record-keeping accounts for participants, and the record-keeping balances are credited with earnings and losses measured by investments generally similar to those selected by executives and available in the Whirlpool 401(k) Retirement Plan. Participants may not make withdrawals during their employment, except in the event of hardship, as approved by the Committee.

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 55

Executive Compensation

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Marc R. Bitzer
EDSP I	—	—	—	—	—
EDSP II	—	—	—	—	—
401(k) Restoration	38,000	68,250	(30,186)	—	932,305
Total	38,000	68,250	(30,186)	—	932,305
James W. Peters
EDSP I	—	—	—	—	—
EDSP II	16,184	—	(27,653)	—	62,717
401(k) Restoration	13,583	25,667	(6,971)	—	116,939
Total	29,767	25,667	(34,624)	—	179,656
Jeff M. Fettig
EDSP I	—	—	(1,097,078)	—	3,033,915
EDSP II	—	—	(7,067,198)	—	13,452,483
401(k) Restoration	28,000	54,250	(288,965)	—	2,291,310
Total	28,000	54,250	(8,453,241)	—	18,777,708
Joseph T. Liotine
EDSP I	—	—	—	—	—
EDSP II	79,738	—	(158,185)	—	297,512
401(k) Restoration	—	11,000	(12,163)	—	398,519
Total	79,738	11,000	(170,348)	—	696,031

(1)
The amount of the contributions made by each NEO, as reported above, is also included in each NEO's compensation reported under the 2018 Summary Compensation Table, either as "Salary," "Non-Equity Incentive Plan Compensation," or "Stock Awards."

(2)
Represents the amount of the contributions made by Whirlpool to each NEO under the 401(k) Restoration Plan. These amounts are also reflected in the "All Other Compensation" column of the 2018 Summary Compensation Table.

(3)	The aggregate earnings (and losses) are not reported in the 2018 Summary Compensation Table as they do not represent above market or preferential earnings.

(4)
The aggregate balance at December 31, 2018, as reported in this column, reflects amounts that are either currently reported or were previously reported as compensation in the Summary Compensation Table for 2018 or prior years, except for the aggregate earnings on deferred compensation.

2018 Potential Post-Termination Payments
This section describes compensation and benefits payable to each of our NEOs in each of the following circumstances: involuntary termination by Whirlpool for cause; involuntary termination by Whirlpool without cause; resignation; retirement; death; disability; and change in control (with a qualifying termination). The amounts shown in the narrative disclosure and tables below assume that termination of employment or a change in control occurred as of December 31, 2018, and estimate certain amounts which would be paid to our NEOs upon the specified event. The amounts shown in the narrative disclosure and tables below are calculated using the December 31, 2018 closing stock price of $106.87. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the actual amounts paid or distributed may be different from the amounts reported below. Factors that could greatly affect these amounts include the timing during the year of any such event, Whirlpool's stock price, and the NEO's age.

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Executive Compensation

The following narrative disclosure and tables describe and quantify the compensation and benefits that are paid in addition to compensation and benefits generally available to salaried employees. Examples of compensation and benefits generally available to salaried employees, and thus not included, are distributions under the Whirlpool 401(k) Retirement Plan and non-U.S. savings plans, amounts payable under the U.S. salaried employee severance plan and, in certain circumstances, vested equity.
Also, information previously disclosed under the "2018 Pension Benefits" and "2018 Non-Qualified Deferred Compensation" tables is not repeated, except to the extent that the amounts payable to the NEO would be enhanced by the termination event described.
Involuntary Terminations and Resignation
Generally, we provide no additional benefits to any of our NEOs in the event that the NEO resigns from Whirlpool. We do not have employment agreements with any of our U.S.-based NEOs that would provide benefits in the event that we terminate the NEO's employment involuntarily for cause.
As is customary for executives in Brazil, Mr. Brega would be entitled to a special severance payment equal to 12 months of salary in case of termination by Whirlpool decision or his retirement, under the terms of his employment contract.
Under our long-term incentive programs, resignation and involuntary termination generally result in forfeiture of PSUs, PCUs, RSUs other than certain legacy awards, as well as all unvested options. Vested but unexercised options must be exercised within 30 days of termination. Certain legacy RSUs accelerate upon an involuntary termination without cause. Generally, in the event that we terminate the employment of an NEO involuntarily without cause, the payment of the value of these unvested RSUs is the only benefit to which the NEO is entitled. Mr. Bitzer is the only NEO with these legacy awards, which had a value of $2,103,095 as of December 31, 2018.
The Committee may, in its discretion, approve severance benefits designed to mitigate economic injury to the NEO as a direct result of involuntary termination.
Retirement
As of the last day of our 2018 fiscal year, Mr. Fettig and Mr. Brega were retirement eligible under the terms of our incentive plans. Mr. Fettig retired from Whirlpool effective December 31, 2018, and there are no potential payment amounts listed under Death and Disability and Change in Control. If a non-retirement eligible NEO chose to "retire" as of the last day of our 2018 fiscal year, the effect of that "retirement" would be the same as if the NEO had resigned, as described above. A retirement-eligible NEO may be entitled to certain incentive awards upon separation from service.
A retirement-eligible NEO would receive accelerated vesting of all applicable unvested stock option awards upon retirement. Stock options must be exercised within five years of retirement or before the original expiration date (whichever occurs first), or the unexercised stock options will be canceled. Depending on the type of award, RSUs may accelerate or be forfeited upon retirement.
With respect to PSUs and PCU awards, provided that the objective performance goal is met, a retirement-eligible NEO who retires during the performance period may receive a prorated portion of the award. The ratio used to determine the portion of the award to be received is the number of months worked by the NEO during the performance period over either 12 months or 36 months, depending on when the NEO became eligible to participate in the long-term incentive plan. Therefore, certain NEOs will receive a full award if they complete at least 12 months of service during the performance period. In either case, the amount of the award received is based on actual performance as determined by the Committee following completion of the performance period. The amount of the 2017 - 2019 and 2018 - 2020 PSU and PCU awards, which are earned upon retirement will be determined by the Committee following the end of the applicable performance period.

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Executive Compensation

Death and Disability
In the event of death or disability, a NEO may receive a short-term incentive award at the discretion of the Committee, provided that the award shall be based on the actual amount the NEO would have received if the performance period had been completed.
Upon the death or disability of one of our NEOs, PSU and PCU awards granted in 2016, 2017, and 2018 would be prorated based on the NEO's period of service during each applicable performance period. The amount of the award received is based on actual performance as determined by the Committee following the completion of each applicable performance period. RSUs vest in the event of death or disability prior to the applicable vesting date.
The vesting of stock options accelerates upon death or disability. In the event of disability, stock options must be exercised by the earlier of three years from the date of termination due to disability or the original expiration date. In the event of death, stock option awards provide for exercise of options by the earlier of the third anniversary of death or the expiration date. Options which are not exercised within the applicable period are canceled. In no event may an option be exercised within one year of the grant date.
The following table shows the possible payouts to each of our NEOs for the specified type of employment termination. The designated beneficiaries of our NEOs would receive the same life insurance benefits generally available to all salaried employees.

Employment Termination Type	Severance and Separation Payments ($)	Annual Incentives ($)	Performance Cash (1) ($)	Performance RSUs (1) ($)	Stock Options (2) ($)	RSUs ($)	Total ($)
Retirement
Marc R. Bitzer	—	—	—	—	—	—	—
James W. Peters	—	—	—	—	—	—	—
Jeff M. Fettig	—	1,146,600	—	8,217,341	—	—	9,363,941
Joseph T. Liotine	—	—	—	—	—	—	—
João C. Brega	598,429	463,042	530,576	347,541	—	1,857,507	3,797,095
Death & Disability
Marc R. Bitzer	—	1,462,500	—	2,868,391	—	3,171,795	7,502,686
James W. Peters	—	446,405	75,850	530,289	—	1,095,952	2,148,496
Jeff M. Fettig	—	—	—	—	—	—	—
Joseph T. Liotine	—	625,625	612,679	420,106	—	2,082,789	3,741,199
João C. Brega	598,429	463,042	323,603	218,015	—	1,857,507	3,460,596

(1)	These amounts assume that the 2017 - 2019 and 2018 - 2020 PSU and PCU awards pay out at target in 2020 and 2021, respectively.

(2)	The amounts do not include 2016 grants, 2017 grants and 2018 grants, with an exercise price higher than the closing price of our stock on December 31, 2018.

58 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Executive Compensation

Change in Control
In the event of a qualifying termination following a change in control as described more fully below, our NEOs may receive accelerated vesting and payout of previously unvested PCUs, PSUs, stock options, and RSUs under the terms of those awards. In the event a successor corporation does not assume or provide a substitute for unvested equity awards, vesting of those awards may accelerate and become exercisable. Certain legacy RSU awards with extended vesting periods would accelerate and be paid out upon a change in control. Mr. Bitzer is the only NEO with these legacy awards, which had a value of $2,103,095 as of December 31, 2018.
As provided in the following table, additional equity awards become payable only upon a qualifying termination following a change in control. In addition, we have change in control agreements with the NEOs. A "change in control", in accordance with these agreements, is generally defined to include: the acquisition by any person or group of 30% or more of Whirlpool's voting securities; a change in the composition of the Board such that the existing Board or persons who were approved by a majority of directors or their successors on the existing Board no longer constitute a majority; and consummation of a merger or consolidation of Whirlpool. These agreements contain a "best net" approach to address the potential for any excise tax to be imposed for payments and benefits that would constitute an "excess parachute payment" under Section 4999 of the Internal Revenue Code. Under this provision, we will not provide a gross-up payment and will instead reduce payments to the NEO such that the aggregate amount equals the maximum amount that can be paid without triggering the imposition of the excise tax, if the net amount received by the NEO on an after-tax basis would be greater than it would be absent such a reduction.
Under these agreements, benefits are payable to our NEOs after a change in control, but only after a qualifying termination occurs. Qualifying terminations include: involuntary termination of the NEO by Whirlpool; voluntary termination by the NEO for good reason, as defined in the agreement; or a material breach of the change in control agreement by Whirlpool.
Cash severance resulting from these change in control agreements is paid out in a lump sum payment equal to the NEO's unpaid base salary; unreimbursed business expenses; and all other items earned by and owed to the NEO through and including the date of the termination.
These agreements also provide for the lump sum cash payment of:

•
for Mr. Bitzer, the greater of three times the NEO's annual base salary on the date of the termination or the NEO's annual base salary at any time during the 12 months prior to the change in control; for Messrs. Peters, Liotine, and Brega, the greater of two times the NEO's annual base salary on the date of the termination or the NEO's annual base salary at any time during the 12 months prior to the change in control;

•
for Mr. Bitzer, the greater of three times the current target bonus under PEP or the NEO's highest target bonus at any time during the 12 months prior to the change in control; for Messrs. Peters, Liotine and Brega, the greater of two times the current target bonus under PEP or the NEO's highest target bonus at any time during the 12 months prior to the change in control; and

•
the greater of the NEO's pro rata target bonus under PEP or the highest target bonus opportunity at any time during the 12 months prior to the change in control, or the actual bonus earned through the date of the termination under PEP based on the NEO's current level of goal achievement.

Our NEOs are also entitled to receive continued health and life insurance benefits for 18 months in connection with a qualifying termination after a change in control. The severance benefits provided include an amount, payable at the same time and in the same form as if paid from the non-qualified defined benefit pension plans, equal to the additional benefits that the NEO would be entitled under our non-qualified defined benefit pension plans if the NEO's benefits had fully vested.

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Executive Compensation

The continuation of the NEO's benefits will be calculated at the same cost and at the same level of coverage as in effect on the date of termination.
The amount of cash severance and benefits will be offset by any other severance-type payments the NEO may be eligible or entitled to receive from any other sources. The following table shows possible payouts to our NEOs as of December 31, 2018, triggered upon the occurrence of a change in control and a subsequent qualifying termination.

	CHANGE IN CONTROL WITH QUALIFYING TERMINATION
Name	Severance Payments ($)	Annual Incentive ($)	Performance Cash ($)	Performance RSUs ($)	Stock Option ($)	RSUs ($)	Health, Welfare and Other Benefits ($)	Total ($)
Marc R. Bitzer	9,375,000	1,875,000	—	5,095,455	—	3,171,795	23,579	19,540,829
James W. Peters	2,470,000	572,314	75,850	1,016,227	—	1,095,952	20,578	5,250,921
Jeff M. Fettig (1)	—	—	—	—	—	—	—	—
Joseph T. Liotine	2,600,000	641,667	1,003,513	660,136	—	2,082,789	22,106	7,010,211
João C. Brega	2,393,716	593,644	530,576	347,541	—	1,857,507	83,203	5,806,187

(1)	Mr. Fettig retired from Whirlpool effective December 31, 2018.

60 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Pay Ratio Disclosure

Pay Ratio Disclosure

We are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Marc Bitzer, our CEO.

For 2018,

•	The median of the annual total compensation of all of our employees, other than Mr. Bitzer, was $20,485.

•
Mr. Bitzer's annual total compensation was $11,847,762. This amount is the same amount as reported in the Total column of the 2018 Summary Compensation Table, except that this amount includes the company-paid portion of health insurance premiums, which are normally excluded for Summary Compensation Table purposes. Note that Mr. Bitzer's 2018 compensation includes a full year in his role as CEO, while his 2017 compensation reflected a partial year as President and COO, and a partial year as President and CEO.

•	Based on this information, the ratio of the annual total compensation of Mr. Bitzer to the median of the annual total compensation of all employees is estimated to be 578 to 1.

Identification of Median Employee

The median employee used for purposes of disclosing our 2017 pay ratio was located in Brazil. Due to the significant devaluation of Brazilian currency since the identification of our 2017 median employee and corresponding changes to our median employee's compensation and employment circumstances, and as permitted under the SEC executive compensation disclosure rules, we have concluded that it is no longer appropriate to use the originally-identified 2017 median employee as we believe using such employee would not accurately reflect our median pay and would reduce the comparability of compensation year over year. As permitted under the SEC executive compensation disclosure rules, we are electing to use another employee, whose 2017 compensation was substantially similar to the original median employee’s 2017 compensation based on the same compensation measure used to select the original median employee. Since October 1, 2017 (the date used to select the 2017 median employee), there have been no changes in the Company’s employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure.

As of October 1, 2017, we had 93,447 employees, with 21,462 employees based in the United States and 71,985 employees located outside of the United States. The pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company's total number of employees. Whirlpool applied this de minimis exemption when identifying the median employee by excluding 3,159 employees in Russia. After taking into account the de minimis exemption, 21,462 employees in the United States and 68,826 employees located outside of the United States were considered for identifying the median employee.

For purposes of identifying the median employee from our employee population base, we considered base salary and base wages, as compiled from our payroll records. We selected base salary and base wages as base pay represents the principal form of compensation delivered to all of our employees, and this information is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the year-to-date period ended September 30, 2017. Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on September 30, 2017.

61 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Pay Ratio Disclosure

Using this methodology, we determined that our median employee was a full-time, hourly employee located in Mexico. In determining the annual total compensation of the median employee, such employee's compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules, except that we elected to include the company-paid portion of health insurance premiums, which are normally excluded from the calculation of total compensation for purposes of the Summary Compensation Table. We converted such compensation to U.S. dollars according to exchange rates on December 31, 2018. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

62 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Item 2- Advisory Vote
Advisory Vote to Approve Whirlpool's Executive Compensation

Item 2 – Advisory Vote to Approve Whirlpool's Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers ("NEOs") as disclosed in this proxy statement.
As discussed in detail above under the heading "Compensation Discussion and Analysis," we are dedicated to global leadership and to delivering superior stockholder value. To achieve our objectives, we employ a pay-for-performance philosophy based on the following guiding principles:

•	Compensation should be incentive-driven with both a short-term and long-term focus;

•	A significant portion of pay should be performance-based, with the proportion varying in direct relation to an executive's level of responsibility;

•	Components of compensation should be linked to the drivers of stockholder value over the long-term; and

•	Components of compensation should be tied to an evaluation of business results and individual performance.
In support of our pay-for-performance philosophy, performance-based compensation in the form of short-term and long-term incentives constituted 90% of 2018 total target compensation for our CEO and an average of 82% of 2018 total target compensation for our other NEOs.
Our policies and provisions that are intended to support best practices in executive compensation include, among others:

•	No "golden parachute" excise tax gross-ups and adoption of double-trigger change in control equity vesting;

•	Approval of trading guidelines for Whirlpool stock prohibiting hedging by any employee or director and pledging or trading on margin for executive officers and directors;

•	Adoption of significant stock ownership guideline levels to reinforce the link between the interests of our NEOs (7x for our CEO) and those of stockholders;

•	Implementation of claw-back provisions in both our short-term and long-term incentive plans under which the repayment of awards may be required in certain circumstances; and

•	Decision-making by a fully independent compensation committee advised by FW Cook.
For the reasons discussed above, we are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement by voting "FOR" the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement.
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Whirlpool Corporation's Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table, and the other related tables and disclosure.

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 63

Item 2- Advisory Vote
Advisory Vote to Approve Whirlpool's Executive Compensation

This vote is advisory, and therefore not binding on Whirlpool, the Board, or the Human Resources Committee. The Board and the Human Resources Committee value the opinions of Whirlpool's stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider such stockholders' concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR Item 2 for the approval of the compensation of Whirlpool's NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

64 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Equity Compensation Plan Information

Equity Compensation Plan Information

The following table presents information as of December 31, 2018, with respect to Whirlpool's compensation plans under which equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by security holders	3,025,559 (2)	144.23 (3)	6,741,688
Equity compensation plans not approved by security holders	—	—	—
Total	3,025,559	144.23	6,741,688

(1)
Excluding securities in the "Number of securities to be issued upon exercise of outstanding options, warrants and rights" column. Represents shares available under Whirlpool's 2018 Omnibus Stock and Incentive Plan.

(2)	This amount includes 2,291,304 shares subject to outstanding stock options with a weighted average remaining contractual term of 6.2 years, and 734,255 shares subject to outstanding RSUs.

(3)	The weighted-average exercise price information does not include any outstanding RSUs.

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 65

Matters Relating to Independent Registered Public Accounting Firm

Matters Relating to Independent Registered Public Accounting Firm

Fees
In the years indicated, Ernst & Young LLP billed Whirlpool the following fees (in millions):

	Year ended December 31,
	2018	2017
Audit Fees	$14	$13
Audit-Related Fees	$2	$1
Tax Fees	$6	$7
All Other Fees	$1	—
Total	$23	$21
Audit-related fees are principally comprised of fees for services provided in connection with employee benefit plan audits, audit services not required by statute or regulation, agreed-upon procedures required to comply with financial accounting or regulatory reporting matters, due diligence in connection with divestitures, carve-out audits associated with divestitures and other attest services. Tax fees are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services, and assistance with tax audits and appeals. All other fees are principally comprised of fees related to divestiture advisory services.
Advance Approval Policy for Independent Registered Public Accounting Firm Services
Pursuant to its written charter, the Audit Committee, or a subcommittee thereof, is responsible for approving in advance all audit and permitted non-audit services the independent registered public accounting firm performs for us. In recognition of this responsibility, the Audit Committee has established a policy to approve in advance all audit and permitted non-audit services the independent registered public accounting firm provides. Prior to engagement of the independent registered public accounting firm for the next year's audit, management submits to the Audit Committee a request for approval of services expected to be rendered during that year. This request outlines each of the four categories listed above, and the Audit Committee approves these services by category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees in comparison to the budget at least once per year (additionally if fees exceed pre-approved amounts) by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original advance approval. In those instances, the Audit Committee requires specific approval in advance before engaging the independent registered public accounting firm. The Audit Committee may delegate authority to make advance approval to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any such approval decisions to the Audit Committee at its next scheduled meeting. A copy of the Audit Committee Pre-Approval Policy appears on Whirlpool's website: www.whirlpoolcorp.com/policies.

66 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Audit Committee Report

Audit Committee Report

The Audit Committee provides independent oversight of Whirlpool's accounting functions and monitors the objectivity of the financial statements prepared under the direction of Whirlpool's management. In addition, the Audit Committee retains our independent registered public accounting firm, reviews major accounting policy changes by Whirlpool, reviews and approves the scope of the annual internal and independent audit processes, reviews and monitors our assessment of internal controls, approves in advance audit and permitted non-audit services provided by the independent registered public accounting firm, approves all fees paid to the independent registered public accounting firm, and monitors our activities designed to assure compliance with legal and regulatory requirements as well as Whirlpool's ethical standards. The Audit Committee is composed of directors who have been determined by the Board to be "independent" and "financially literate" pursuant to the NYSE listing requirements. The Audit Committee operates under a written charter adopted by our Board.
The Audit Committee has reviewed our audited consolidated financial statements for 2018 with management, and management has represented to the Audit Committee that these financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and the sufficiency of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.
The Audit Committee also reviewed our consolidated financial statements for 2018 with Ernst & Young LLP ("EY"), our independent registered public accounting firm for 2018, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Further, the Audit Committee reviewed with EY its judgment as to the quality, not just the acceptability, of Whirlpool's accounting principles. In addition, the Audit Committee met with EY, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee met eight times during the fiscal year ended December 31, 2018.
The Audit Committee has received the written disclosures and the Rule 3526 letter from EY required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, as modified or supplemented, and has discussed with EY its independence. The Audit Committee considered the compatibility of non-audit services EY provided to us with EY's independence. Finally, the Audit Committee discussed with EY the matters required to be discussed under the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees (AS 1301).
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission. The Audit Committee has selected EY as our independent registered public accounting firm for 2019.

AUDIT COMMITTEE
Michael D. White, Chair	Gerri T. Elliott
Michael F. Johnston	James M. Loree
John D. Liu	Gary T. DiCamillo

Notice of Annual Meeting of Stockholders and 2019 Proxy Statement l 67

Item 3- Ratification of Appointment
Ratification of Independent Registered Public Accounting Firm

Item 3 – Ratification of the Appointment of Ernst & Young LLP as Whirlpool's Independent Registered Public Accounting Firm

RESOLVED, that the appointment of Ernst & Young LLP to audit the Consolidated Financial Statements and related internal control over financial reporting of Whirlpool and its subsidiaries for fiscal 2019, made by the Audit Committee with the concurrence of the Board, is hereby ratified.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditor, and is involved in the selection of the firm's lead engagement partner. The Audit Committee has appointed, and the Board has concurred subject to stockholder ratification, Ernst & Young LLP ("EY") to audit and report on the Consolidated Financial Statements and related internal control over financial reporting of Whirlpool and its subsidiaries for fiscal 2019. EY served as Whirlpool's independent registered public accounting firm for fiscal 2018, and EY has served as Whirlpool's independent registered public accounting firm since 1927. The members of the Audit Committee believe that the continued retention of EY to serve as Whirlpool's independent registered public accounting firm is in the best interests of Whirlpool and its stockholders.
Before making its determination on appointment, the Audit Committee carefully considers the qualifications and competence of the independent registered public accounting firm. For the selection of EY, this evaluation has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm's approach to resolving significant accounting and auditing matters including consultation with the firm's national office, as well as its reputation for integrity and competence in the fields of accounting and auditing.

Benefits of Long-Tenured Auditor
•	Higher Audit Quality- EY's audit quality is enhanced by its knowledge and expertise of Whirlpool's global operations, accounting policies and practices, and internal control over financial reporting;
•	Efficient Fee Structure- Because of EY's familiarity with Whirlpool's business, its fees are competitive with peer companies; and
•	Avoids Onboarding Costs and Educating New Auditor- Bringing on a new auditor would be costly and time-consuming, which could distract management.

Representatives of EY will attend the annual meeting of stockholders and may make a statement if they wish. They will be available to answer appropriate questions at the annual meeting. To pass, this proposal requires the affirmative vote of a majority of the outstanding common stock present in person or by proxy at the annual meeting and entitled to vote. In the event that the selection of EY is not ratified by the stockholders, the Audit Committee will take that event into account in connection with any future decisions as to the selection of a firm to serve as Whirlpool's independent registered public accounting firm, although by law the Audit Committee has final authority over the determination of whether to retain EY or another firm at any time.

The Board of Directors recommends that stockholders vote FOR Item 3, which ratifies the selection of Ernst & Young LLP as the independent registered public accounting firm for Whirlpool and its subsidiaries for fiscal 2019.

68 l Notice of Annual Meeting of Stockholders and 2019 Proxy Statement

Annex A
Annex A- Non-GAAP Reconciliation

Annex A: Non-GAAP Reconciliation

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing business" measures, including ongoing earnings per diluted share, ongoing EBIT, and free cash flow. Ongoing business measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations and provide a better baseline for analyzing trends in our underlying businesses. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. Sales excluding foreign currency is calculated by translating the current period net sales, in functional currency, to U.S. dollars using the prior-year period's exchange rate compared to the prior-year period net sales. Management believes that sales excluding the impact of foreign currency fluctuations provides stockholders with a clearer basis to assess our results over time.

Full-Year 2018 Ongoing Earnings Before Interest and Taxes and Ongoing Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing earnings before interest and taxes and ongoing earnings per diluted share, with the most directly comparable GAAP financial measures, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2018. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales. EBIT margin is calculated by dividing EBIT by net sales. The earnings per diluted share GAAP measure and ongoing measure are presented net of tax, while each adjustment is presented on a pre-tax basis. Our full-year GAAP tax rate includes the nondeductible earnings impact of the impairment of goodwill and intangibles of $747 million and the France antitrust settlement charge of $103 million. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year adjusted tax rate of approximately 6.6%.

	Twelve Months Ended December 31, 2018
	Earnings before interest & taxes (in Millions)(1)	Earnings per diluted share
Reported measure	$171	$(2.72)
Restructuring expense (a)	247	3.68
France antitrust settlement (d)	103	1.53
Impairment of goodwill and intangibles (e)	747	11.11
Trade customer insolvency (c)	30	0.45
Divestiture related transition costs (f)	21	0.32
Income tax impact	–	(0.29)
Normalized tax rate adjustment (b)	–	1.25
Share adjustment*	–	(0.17)
Ongoing measure	$1,319	$15.16

(1)Earnings Before Interest & Taxes Reconciliation:

Net earning (loss) available to Whirlpool	$(183)
Net earnings (loss) available to noncontrolling interests	24
Income tax expense (benefit)	138
Interest expense	192
Earnings before interest & taxes	$171
Note: Numbers may not reconcile due to rounding

Annex A
Annex A- Non-GAAP Reconciliation

*As a result of our full-year GAAP earnings loss, the impact of antidilutive shares was excluded from the loss per share calculation on a GAAP basis. The share count adjustment used in the calculation of the full year ongoing earnings per diluted share includes the full-year weighted average basic shares outstanding of 67.2 million plus the impact of antidilutive shares of 0.7 million which were excluded on a GAAP basis.

Footnotes:

(a) RESTRUCTURING EXPENSE- In 2014, we completed the acquisition of Indesit S.p.A., which, due to its size, materially changed our European footprint. In 2018, these costs are primarily related to Indesit restructuring, an Embraco plant closure in Italy, and certain other unique restructuring events.

(b) NORMALIZED TAX RATE ADJUSTMENT - Our 2018 normalized tax rate excludes the tax impact of impairment of goodwill and intangibles of $747 million, the France antitrust settlement charge of $103 million and the impact of U.S. tax reform of $95 million.

(c) TRADE CUSTOMER INSOLVENCY - During the third quarter of 2018, the Company recognized bad debt expense related to trade customer insolvency of a U.S. retailer and a Brazilian retailer, in the amount of approximately $17 million and $12 million, respectively. During the fourth quarter of 2018, the Company recognized an additional bad debt expense related to the Brazilian retailer in the amount of approximately $14 million, and a reduced bad debt expense related to the U.S. retailer in the amount of approximately $13 million.

(d) FRANCE ANTITRUST SETTLEMENT - In 2013, the French Competition Authority (FCA) commenced an investigation of appliance manufacturers and retailers, including Whirlpool and Indesit operations in France. With respect to the first part of the investigation, the Company agreed to a preliminary settlement with the FCA staff in the second quarter of 2018 and accrued $114 million. In the fourth quarter of 2018, the final settlement was approved by the FCA's college of commissioners in the amount of approximately $122 million, with approximately $19 million of the total settlement to be paid by the previous owner of Indesit to the Company. The Company expects to pay final settlement amounts in 2019.

(e) IMPAIRMENT OF GOODWILL AND INTANGIBLES - During the second quarter of 2018, we performed a quantitative assessment of the EMEA region's goodwill and intangible assets for impairment. Based on a third-party valuation, we concluded that fair value of equity did not exceed its carrying value and therefore goodwill and intangible assets were impaired. The impact of this impairment was $168 million to intangible assets and $579 million to goodwill in the second quarter of 2018.

(f) DIVESTITURE RELATED TRANSITION COSTS - During the fourth quarter of 2018, the Company recognized transition costs of $21 million associated with the sale of its Embraco compressor business.

Free Cash Flow

As defined by the Company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles twelve months ended December 31, 2018 and 2017 free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

Annex A
Annex A- Non-GAAP Reconciliation

	Twelve Months Ended December 31 (in Millions)
	2018	2017
Cash provided by (used in) operating activities	$1,229	$1,264
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash*	(376)	(557)
Free cash flow	$853	$707

Cash provided by (used in) investing activities	$(339)	$(721)
Cash provided by (used in) financing activities	$(518)	$(553)

*The change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Whirlpool China (formerly Hefei Sanyo) and which are used to fund capital and technical resources to enhance Whirlpool China’s research and development and working capital, as required by the terms of the Hefei Sanyo acquisition completed in October 2014.

Whirlpool CORPORATION

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The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Samuel R. Allen	☐	☐	☐
1b. Marc R. Bitzer	☐	☐	☐
1c. Greg Creed	☐	☐	☐
1d. Gary T. DiCamillo	☐	☐	☐
1e. Diane M. Dietz	☐	☐	☐
1f. Gerri T. Elliott	☐	☐	☐
1g. Michael F. Johnston	☐	☐	☐
1h. John D. Liu	☐	☐	☐
1i. James M. Loree	☐	☐	☐
1j. Harish Manwani	☐	☐	☐
1k. William D. Perez	☐	☐	☐
1l. Larry O. Spencer	☐	☐	☐
1m. Michael D. White	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: I also authorize my proxies to vote in their discretion with regard to such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

WHIRLPOOL CORPORATION
Annual Meeting of Stockholders
April 16, 2019 at 8:00 AM (Chicago time)
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint Marc R. Bitzer and Bridget K. Quinn, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WHIRLPOOL CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, Chicago time, on April 16, 2019, at 325 N. LaSalle, Chicago, IL 60654, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy, when properly executed, will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side